                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          Navigant International, Inc.

                                       and

                         FMTTM Acquisition Corporation;

                                       and

                          SATO Travel Holding Co., Inc.

                                       and

                The Stockholders of SATO Travel Holding Co., Inc.







                            Dated as of June 7, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       THE ACQUISITION                                                       1

1.1      The Merger.                                                           1
1.2      Effective Time.                                                       1
1.3      Effects of the Merger.                                                1
1.4      Certificate of Incorporation.                                         2
1.5      Directors.                                                            2
1.6      Officers.                                                             2
1.7      Conversion of FMTTM Capital Stock.                                    2
1.8      Conversion of Company Capital Stock.                                  2
1.9      General Conversion Mechanics.                                         4
1.10     Escrow.                                                               5
1.11     Closing Deliveries.                                                   5
1.12     Fractional Shares, Endorsement.                                       6
1.13     Stockholders' Representative.                                         6
1.14     Accounting Terms.                                                     8

2.       CLOSING                                                               8


3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY                         8

3.1      Due Organization.                                                     8
3.2      Authorization; Validity.                                              9
3.3      No Conflicts.                                                         9
3.4      Capital Stock of the Company.                                         9
3.5      Subsidiaries and Debt Interests.                                     10
3.6      Names; Predecessor Status.                                           10
3.7      Required Governmental Filings and Consents.                          11
3.8      Company Financial Condition.                                         11
3.9      Financial Statements.                                                11
3.10     Liabilities and Obligations; Claims.                                 12
3.11     Books and Records.                                                   12
3.12     Bank Accounts; Powers of Attorney.                                   12
3.13     Accounts and Notes Receivable.                                       13
3.14     Permits.                                                             13
3.15     Related Party Transactions.                                          13
3.16     Real Estate and Real Property.                                       14
3.17     Personal Property.                                                   15
3.18     Intellectual Property.                                               15
3.19     ARC Accreditation and Bonding Requirements.                          16
3.20     Significant Customers; Preferred Vendors; Material Contracts.        17
3.21     Government Contracts.                                                18
3.22     Insurance.                                                           20
3.23     Environmental Matters.                                               21
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                                TABLE OF CONTENTS
                                   (continued)

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3.24     Labor and Employment Matters.                                        21
3.25     Employee Benefit Plans.                                              23
3.26     Taxes.                                                               25
3.27     Conformity with Law; Litigation.                                     28
3.28     Relations with Governments.                                          28
3.29     Absence of Changes.                                                  28
3.30     Inventory.                                                           30
3.31     Disclosure.                                                          30

4.       REPRESENTATIONS OF NII AND FMTTM                                     31

4.1      Due Organization.                                                    31
4.2      Authorization; Validity of Obligations.                              31
4.3      No Conflicts.                                                        31
4.4      NII Common Stock.                                                    32
4.5      NII Capitalization.                                                  32
4.6      Required Governmental Filings and Consents.                          33
4.7      SEC Reports and Financial Statements.                                33
4.8      Related Party Transactions.                                          34
4.9      Conformity with Law; Relations with Governments; Litigation.         34
4.10     Absence of Changes.                                                  35
4.11     Reliance.                                                            35
4.12     Disclosure.                                                          35

5.       COVENANTS                                                            35

5.1      Tax Matters.                                                         35
5.2      Employee Benefit Plans.                                              38
5.3      Cooperation.                                                         39
5.4      Access to Information; Confidentiality; Public Disclosure.           39
5.5      Former Stockholder Payments.                                         40
5.6      HSR.                                                                 40
5.7      Appointment of Directors and Officers.                               40
5.8      Registration Rights and Trading Restrictions.                        40
5.9      Conversion of Options.                                               41
5.10     Operation of the Business.                                           41
5.11     Negative Covenant.                                                   42
5.12     Operation of NII's Business.                                         43
5.13     NII and FMTTM Negative Covenants.                                    44
5.14     Notification.                                                        44
5.15     Nasdaq Listing; Form S-8.                                            45
5.16     Blue Sky Laws.                                                       45
5.17     Directors and Officers Insurance.                                    46
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                                TABLE OF CONTENTS
                                   (continued)

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5.18     Stockholders Representations and Warranties.                         46

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF NII AND FMTTM                 48

6.1      Representations and Warranties; Performance of Obligations.          48
6.2      No Litigation.                                                       48
6.3      No Material Adverse Effect.                                          49
6.4      Indebtedness.                                                        49
6.5      Consents and Approvals.                                              49
6.6      [Reserved]                                                           49
6.7      Lender Approval.                                                     49
6.8      Charter Documents.                                                   49
6.9      Closing Financial Condition.                                         49
6.10     Former Stockholder Payments.                                         49
6.11     FIRPTA Compliance.                                                   49
6.12     Option Notice and Consent.                                           49
6.13     Employment Agreement.                                                50
6.14     Registration Rights Agreement.                                       50
6.15     Management Bonus.                                                    50

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND
         THE COMPANY                                                          50

7.1      Representations and Warranties; Performance of Obligations.          50
7.2      No Litigation.                                                       50
7.3      No Material Adverse Effect.                                          50
7.4      Consents and Approvals.                                              51
7.5      Former Stockholder Payments.                                         51
7.6      Charter Documents.                                                   51
7.7      [Reserved]                                                           51
7.8      Lender Approval.                                                     51
7.9      Registration Rights Agreement.                                       51

8.       INDEMNIFICATION                                                      51

8.1      General Indemnification by the Stockholders.                         51
8.2      Indemnification by NII and FMTTM.                                    52
8.3      Limitation and Expiration.                                           52
8.4      Indemnification Procedures.                                          54
8.5      Survival; Effect of Knowledge.                                       56
8.6      Exclusive Remedies.                                                  56
8.7      Waiver of Claims.                                                    56
8.8      Right of Set-Off.                                                    56
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                                TABLE OF CONTENTS
                                   (continued)

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8.9      Arbitration                                                          57

9.       SOLICITATION; CONFIDENTIALITY                                        57

9.1      Prohibited Activities.                                               57
9.2      Confidentiality.                                                     58
9.3      Damages.                                                             58
9.4      Reasonable Restraint.                                                59
9.5      Severability; Reformation.                                           59
9.6      Independent Covenant.                                                59
9.7      Materiality.                                                         59

10.      GENERAL                                                              59

10.1     Termination.                                                         59
10.2     Effect of Termination.                                               60
10.3     Successors and Assigns.                                              60
10.4     Entire Agreement; Amendment; Waiver.                                 60
10.5     Counterparts.                                                        60
10.6     Brokers and Agents.                                                  60
10.7     Expenses.                                                            61
10.8     Specific Performance; Remedies.                                      61
10.9     Notices.                                                             61
10.10    Governing Law.                                                       62
10.11    Severability.                                                        62
10.12    Absence of Third Party Beneficiary Rights.                           62
10.13    Mutual Drafting.                                                     62
10.14    Further Representations.                                             62
10.15    Definitions.                                                         63

                                           EXHIBITS

Exhibit A                  --      List of Stockholders
Exhibit 1.2                --      Certificate of Merger
Exhibit 1.5                --      Directors of Surviving Corporation
Exhibit 1.6                --      Officers of Surviving Corporation
Exhibit 1.10               --      Escrow Allocation
Exhibit 5.8(c)             --      Transfers of NII Common Stock
Exhibit 6.13               --      Employment Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 7th day of June, 2001, by and among Navigant International, Inc., a Delaware corporation ("NII"), and FMTTM Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of NII ("FMTTM"), and SATO Travel Holding Co., Inc., a Delaware corporation (the "Company"), and the Stockholders of the Company listed on Exhibit A (the "Stockholders"). Except as otherwise set forth in this Agreement, capitalized terms shall have the definitions set forth in Section 10.15.

                                   BACKGROUND

         NII, FMTTM, the Company and the Stockholders have determined that the merger of FMTTM and the Company on the terms set forth herein (the "Merger") is advisable and in the best interests of their respective corporations and stockholders and their respective boards of directors have approved this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. THE ACQUISITION

         1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the Delaware General Corporation Law (the "DGCL"), FMTTM shall be merged with and into the Company in accordance with this Agreement and the separate existence of FMTTM shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

         1.2 Effective Time. Upon the terms and subject to the conditions hereof, a certificate of merger, in the form attached hereto as Exhibit 1.2 (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date. Pursuant to Section 251 of the DGCL, the Merger shall become effective as of the date and at such time (the "Merger Effective Time") as the Certificate of Merger and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed (the "Merger Filing") with the Secretary of State of the State of Delaware.

         1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, and as a result of the Merger, all the properties, rights, privileges, powers and franchises of the Company and FMTTM shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and FMTTM shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation. The Certificate of Incorporation of FMTTM shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of FMTTM shall be the Bylaws of the Surviving Corporation.

         1.5 Directors. The directors of the Surviving Corporation shall be as set forth on Exhibit 1.5, each to hold office from the Merger Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

         1.6 Officers. The officers of the Surviving Corporation shall be as set forth on Exhibit 1.6, each to hold office from the Merger Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

         1.7 Conversion of FMTTM Capital Stock. At the Merger Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of FMTTM shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         1.8 Conversion of Company Capital Stock.

                  (a) At the Merger Effective Time, by virtue of the Merger and without any action by the holder thereof, each issued and outstanding share of the capital stock of the Company (the "Company Capital Stock") shall be converted into the right to receive, subject to the escrow provisions set forth in Section 1.10 below, (x) at the Closing, (A) $2.0769 in cash, and (B) 0.11303 of a validly issued, fully paid and nonassessable share of NII Common Stock, and (y) subject to the provisions of Sections 1.8(b) through (e) hereof, the right to receive at the Contingent Payment Date, (A) $0.2215 in cash, and (B) an allocable pro rata share of that number of shares of NII Common Stock equal to the quotient obtained by dividing 1,920,000 by the NII Contingent Stock Value (collectively, the "Exchange Ratio"). The "NII Contingent Stock Value" shall equal the average closing price of NII Common Stock for the thirty (30) trading days ending on the last trading day prior to the Contingent Payment Date. The closing price of NII Common Stock on a trading day, for purposes of this calculation, shall be the day's last reported trade price during normal trading hours (after hours trading prices are not to be used) as reported on the Nasdaq National Market or such other exchange or trading market on which the NII Common Stock is then traded. The cash and shares of NII Common Stock payable and issuable to the Stockholders pursuant to clause (x) of the Exchange Ratio shall be referred to as such holder's "Initial Merger Consideration," and the cash and shares of NII Common Stock payable and issuable to the Stockholders pursuant to clause (y) of the Exchange Ratio shall be referred to as such holder's "Contingent Merger Consideration." Together, the Initial Merger Consideration and the Contingent Merger Consideration shall be referred to as the "Merger Consideration."

                  (b) Except as provided in Section 1.8(c), the Contingent Merger Consideration shall be paid by NII to the Stockholders if, on the first anniversary of the Closing Date:

                           (i) the Surviving Corporation (A) has retained
                  contracts with the United States Navy, through award or otherwise, and such contracts, taken as a whole, are on terms not less favorable to the Surviving Corporation than its current contracts with the Navy, taken as a whole and (B) has signed (or has been awarded) contracts with the United States Army under the DTR Solicitation (or other Army solicitations) with a total combined projected annual RFP Contract Air Volume of One Hundred Million Dollars ($100,000,000) or more; or

                           (ii) the total business awarded to the Surviving
                  Corporation from either re-awarded or extended contracts with the Navy and any newly awarded Army contracts represents more than One Hundred Million ($100,000,000) in total combined projected annual RFP Contract Air Volume above the total actual air sales of the Surviving Corporation's current Navy contracts in the Trailing Period.

                  (c) Provided that the Navy and Army shall not have previously awarded or indicated an intent to award the contracts identified in
         Section 1.8(b) to a Person other than the Surviving Corporation, the Contingent Merger Consideration shall be paid by NII to the Stockholders prior to the first anniversary of the Closing Date upon the occurrence of any of the following events:

                           (i) the employment by the Surviving Corporation of
                  the Person identified on Exhibit 6.13 shall have terminated for reasons other than (1) the voluntary action of such Person other than as a result of a "Constructive Termination" (as defined in such Person's employment agreement with Surviving Corporation), (2) death or "Disability" of such Person (as defined in such Person's employment agreement with the Surviving Corporation), or (3) for "Cause" (as defined in such Person's employment agreement with the Surviving Corporation);

                           (ii) NII or an Affiliate sells the Surviving
                  Corporation or Scheduled Airlines Traffic Offices, Inc., or a successor thereof, to a Person not an Affiliate of NII;

                           (iii) NII or an Affiliate sells the military travel
                  business of the Surviving Corporation or Scheduled Airlines Traffic Offices, Inc. or a successor to a Person not an Affiliate of NII;

                           (iv) either Lawrence A. Hough or Edward S. Adams
                  shall have been removed from the Board of Directors of NII for reasons other than for cause (as contemplated in NII's Charter Documents); or

                           (v) NII shall have breached its obligations under
                  Section 1.8(e), and such breach shall not have been cured after notice of such a breach shall have been received by NII from the Stockholders.

                  (d) On or before the date that is thirty (30) days after the first anniversary of the Closing Date (the "Contingent Payment Date"), NII shall deliver written notice (the "Contingent Payment Notice") to the Stockholders' Representative stating whether the events required to have occurred pursuant to Section 1.8(b) for the Contingent Merger Consideration to become due and payable have occurred, and if the Contingent Payment Notice states that the Contingent Merger Consideration will not be paid, a reasonable description of the reasons for not making such payment. If the Stockholders' Representative requests, NII shall grant to the

         Stockholders' Representative reasonable access to the books and records of the Surviving Corporation to review the matters relating to determination of whether the conditions for payment of the Contingent Merger Consideration had been met. The Stockholders' Representative shall have ten (10) business days from the date of the delivery of the Contingent Payment Notice to object to the non-payment of the Contingent Merger Consideration by the delivery to NII of a written notice (a "Notice of Objection") describing in reasonable detail the grounds for the objection. If the Stockholders' Representative timely delivers a Notice of Objection to NII, NII and the Stockholders' Representative shall and use their reasonable best efforts to resolve the dispute. If such a resolution is reached, the determination by such parties of whether the Contingent Merger Consideration has become due and payable shall be final and binding on all parties hereto. In the event NII and the Stockholders' Representative are unable to resolve their dispute, NII and the Stockholders' Representative shall submit their dispute to a nationally or internationally recognized accounting firm that has not represented NII, FMTTM or the Company during the preceding two (2) years and that is mutually agreeable to NII and the Stockholders' Representative (the "Reviewing Accountants"), it being agreed that the only permitted reason for objecting to a proposed accounting firm shall be the presence of a conflict of interest. The Reviewing Accountants shall deliver to each of the Stockholders and NII, as promptly as practicable, but in no event later than twenty (20) days after submission of the disputed items, a report setting forth its determination of whether the Contingent Merger Consideration is due and payable. Such report shall be final and binding on the parties hereto. The fees, costs and expenses of the Reviewing Accountants shall be borne equally by NII and the Stockholders' Representative.

                  (e) The parties acknowledge and agree that it is in the interests of both NII and the Company that the Surviving Corporation obtain the contracts and minimum air volumes contemplated in Section 1.8(b) as the conditions to payment of the Contingent Merger Consideration. Accordingly, after the Closing and during the period prior to the Contingent Payment Date, NII, on behalf of itself and the Surviving Corporation, agrees to take, and to cause its Affiliates to take, all commercially reasonable steps to support the efforts of the Surviving Corporation after the Closing to obtain such contracts and to achieve such minimum air volumes and not to take any action that would directly and unreasonably hinder or delay the Surviving Corporation's ability to obtain such contracts and to achieve such minimum air volumes.

         1.9 General Conversion Mechanics.

                  (a) As a result of the Merger and without any action on the part of the holders thereof, at the Merger Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Company Capital Stock shall thereafter cease to have any rights with respect to such shares of Company Capital Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of NII Common Stock in accordance with Section 1.12 upon the surrender of a certificate that, immediately prior to the Merger Effective Time, represented an outstanding share or shares of Company Capital Stock.

                  (b) Notwithstanding anything contained herein to the contrary, each share of Company Capital Stock issued and held in the Company's treasury or by a wholly-owned Subsidiary of the Company immediately prior to the Merger Effective Time, and each share of

         Company Capital Stock or Option owned by NII or FMTTM at or immediately prior to the Merger Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

         1.10 Escrow. At the Closing, NII shall deliver into escrow with an escrow agent (the "Escrow Agent") mutually agreeable to the Stockholders' Representative and NII pursuant to the terms and conditions of an Escrow Agreement mutually acceptable to NII and the Stockholders' Representative (the "Escrow Agreement"), the following amount of cash and NII Common Stock (the "Escrow Amount"): an aggregate of $900,000 in cash and 293,877 shares of NII Common Stock, which amount shall be allocated among the Stockholders as set forth on Exhibit 1.10 (which Exhibit shall be attached at Closing) and deducted accordingly from the amount of the Initial Merger Consideration to be delivered to each Stockholder at the Closing. The Escrow Amount will be disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         1.11 Closing Deliveries.

                  (a) At the Closing, each Stockholder shall deliver to NII and FMTTM the certificates (each a "Certificate") representing all of its issued and outstanding Company Capital Stock (which in the aggregate with all of the Certificates delivered by all of the Stockholders shall represent all of the issued and outstanding Company Capital Stock), duly endorsed in blank by such Stockholder, or accompanied by blank stock powers duly executed by such Stockholder and with all necessary transfer tax and other revenue stamps, acquired at such Stockholder's expense, affixed and canceled. Each Stockholder shall promptly cure any deficiencies with respect to the endorsement of any of its Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

                  (b) At the Closing, NII and FMTTM shall deliver to each holder of Company Capital Stock the cash portion of the Initial Merger Consideration payable to such holder at the Closing by wire transfer of immediately available funds and, provided that the Company shall have delivered instructions to NII as to the allocation of the shares of NII Common Stock that constitute part of the Initial Merger Consideration among the Stockholders at least two business days in advance of the Closing, certificates (bearing appropriate restrictive legends reflecting the transfer restrictions contemplated under this Agreement) for such shares representing the number of shares of NII Common Stock payable to such holder at the Closing (and if such instructions are not delivered to NII within such time, NII shall deliver evidence to the Stockholders at Closing that NII has irrevocably instructed its transfer agent to deliver such shares to the Stockholders) less the amount of Initial Merger Consideration included in the Escrow Amount for each such holder. At the Contingent Payment Date, if the Contingent Merger Consideration is payable, NII and FMTTM shall deliver to each recipient of Initial Merger Consideration or their successors or assigns the cash portion of the Contingent Merger Consideration payable to such Person on the Contingent Payment Date by wire transfer of immediately available funds and, provided that the Company shall have delivered instructions to NII as to the allocation of the shares of NII Common Stock that constitute part of the Initial Merger Consideration among the Stockholders at least two business days in advance of the Contingent Payment Date, certificates representing the number of shares of NII Common Stock payable to such holder at the Contingent Payment Date (and if such instructions are not delivered to NII within such time,

         NII shall deliver evidence to the Stockholders at the Contingent Payment Date that NII has irrevocably instructed its transfer agent to deliver such shares to the Stockholders).

                  (c) In the event any Certificates shall have been lost, stolen or destroyed, NII and FMTTM shall cause payment of Merger Consideration to be made in exchange for such lost, stolen or destroyed certificates, upon the execution of an affidavit of that fact and agreement to indemnify the Company, NII and FMTTM for any claim that may be made against the Company, NII or FMTTM with respect to the Certificates alleged to have been lost, stolen or destroyed, which indemnity shall be in such form as approved by NII and FMTTM.

                  (d) Notwithstanding anything to the contrary in this Section 1.11, no party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.12 Fractional Shares, Endorsement.

                  (a) No fractional shares of NII Common Stock shall be issued in the Merger. All fractional shares of NII Common Stock that a holder of shares of Company Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the fraction of a share of NII Common Stock to which such holder would otherwise have been entitled by (ii) $12.25, in the case of shares of NII Common Stock payable at Closing, or the NII Contingent Stock Value, in the case of shares of NII Common Stock payable on the Contingent Payment Date. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of NII Common Stock.

                  (b) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Capital Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to NII any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificates or establish to the reasonable satisfaction of NII that such tax has been paid or is not payable.

                  (c) If at any time during the period between the date of this Agreement and the Closing Date, any change in the terms of any outstanding shares of capital stock of NII shall occur, including by reason of any reclassification, reorganization, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of NII Common Stock constituting all or part of the Merger Consideration shall be appropriately adjusted in accordance with such change.

         1.13 Stockholders' Representative.

                  (a) Each Stockholder, by signing this Agreement, designates Stuart Mill Capital LLC, a Delaware limited liability company ("Stuart Mill"), as the "Stockholders' Representative" for purposes of this Agreement. The Stockholders and their successors shall be bound by any and all actions taken by the Stockholders' Representative on their behalf under or otherwise relating to this Agreement and the transactions contemplated hereunder as if such actions were expressly ratified and confirmed by each of them. In the event Stuart Mill is unable or unwilling to serve or shall resign, the Stockholders' Representative shall be selected by the holders of a majority of the Company Capital Stock outstanding immediately prior to the Closing. Each successor Stockholders' Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Stockholders' Representative.

                  (b) NII and FMTTM shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative on behalf of the Stockholders. All communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

                  (c) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in her name and on her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with Article 8 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder's death, disability or any other event.

         In performing any of their duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Stockholders' Representative shall not be liable to the Stockholders for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement or the Escrow Agreement; provided, however, that the Representative shall be liable for damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement or the Escrow Agreement. Accordingly, the Stockholders' Representative shall not incur any such liability with respect to (x) any action taken or omitted to be taken in good faith upon advice of his counsel given with respect to any questions relating to the duties and responsibilities of the Stockholders' Representative hereunder; or (y) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Stockholders' Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement and the Escrow Agreement. The limitation of liability provisions of this Section shall survive the termination of this Agreement and the resignation of the Stockholders' Representative. The stockholders of the Company shall severally indemnify the Stockholders' Representative and hold him harmless against any loss, liability or expense (including any expenses of legal counsel retained by the Stockholders' Representative) incurred without willful default, gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder; provided, however, no Stockholder shall be liable for indemnity under this sentence for an amount in excess of the Merger Consideration delivered to such Stockholder under this Agreement.

         1.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules (the "Schedules"), all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

         2. CLOSING

         The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilmer, Cutler & Pickering at 1650 Tysons Boulevard, Tysons Corner, Virginia 22102, as soon as practicable after the date on which all conditions to Closing shall have been satisfied or waived, or at such other time and date as NII and FMTTM, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date"; provided, however, that for accounting purposes the transactions contemplated hereby shall have an effective date and time of 11:59 p.m. on May 31, 2001.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce NII and FMTTM to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to NII and FMTTM as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the Stockholders and the members of the Board of Directors and officers of the Company, including facts of which the members of the Company's Board of Directors and officers, in the reasonably prudent exercise of their duties, should be aware):

         3.1 Due Organization. The Company is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and, except as set forth on Schedule 3.1, is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it does business and/or owns or leases property, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on the Company. Schedule 3.1 hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company has delivered to NII and FMTTM true, complete and correct copies of its Certificate of Incorporation and Bylaws (collectively, the "Charter Documents"). The Company is not in violation of any Charter Documents. The Company has made available the correct and complete corporate minute books, original stock ledger and corporate seal to NII and FMTTM.

         3.2 Authorization; Validity. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

         3.3 No Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

                  (a) conflict with, or result in a breach or violation of, any of the Charter Documents of the Company;

                  (b) (i) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company is a party or by which the Company is bound, or (ii) result in the creation or imposition of any lien, charge or encumbrance (other than Permitted Liens) on any of the Company's properties pursuant to
         (x) any law or regulation to which the Company, or any of its property is subject, or (y) any judgment, order or decree to which the Company is bound or any of its property is subject;

                  (c) result in a termination or impairment of any contractual right or Permit (as defined in Section 3.14); or

                  (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound; except, in the case of paragraphs (b), (c) and (d), where such conflict, default, creation, imposition, termination, impairment or violation would not have a Material Adverse Effect on the Company.

         3.4 Capital Stock of the Company.

                  (a) The authorized capital stock of the Company consists of 19,500,000 shares of common stock, $0.01 par value, of which 13,000,000 shares are issued and outstanding, and 500,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially as set forth on Schedule 3.4, free and clear of any Liens created by or through the Company (other than pursuant to the Company's Stockholders Agreement). Assuming the accuracy of the representations and warranties of the Company's stockholders given in connection with the subscription, purchase and receipt of shares of the Company's capital stock, and assuming compliance by such stockholders with all applicable state and federal laws concerning the offer, issuance and sale of securities, including applicable state "blue sky" laws, all of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the offer, issuance and sale of securities, including applicable state "blue sky" laws. Further, none of such shares was issued in violation of any preemptive rights created by or through the Company. Except as set forth on
         Schedule 3.4, there are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company.

                  (b) The Company has issued options to purchase 580,000 shares of Company Common Stock (the "Company Options"). Schedule 3.4 sets forth a complete and accurate list of the holders of the Company Options along with the number of Company Options held by each such holder, the date of issuance, the exercise price, the vesting schedule, the expiration date and the amounts exercisable as of the date hereof. Other than the Company Options and except as set forth on Schedule 3.4, there is no outstanding subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by any Person (including any right of conversion or exchange under any outstanding security or other instrument) of the Company's capital stock or any other outstanding security of the Company convertible into capital stock of the Company. Except as set forth on
         Schedule 3.4, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Assuming compliance by the holders thereof with all applicable state and federal laws governing the issuance of securities with respect to the issuance thereof, all of the issued and outstanding Company Options were offered, issued and delivered by the Company in compliance with all applicable state and federal laws governing the issuance of securities. The Company has no knowledge of any non-compliance by any holder of Company Options with any state or federal laws governing the issuance of securities with respect to the issuance of such Company Options.

         3.5 Subsidiaries and Debt Interests.

                  (a) Except as set forth on Schedule 3.5, the Company has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor does the Company, directly or indirectly, have any equity or ownership interest in any joint venture, partnership or other noncorporate entity. Except as set forth on Schedule 3.5, the Company owns all of the capital stock of each of its Subsidiaries free and clear of all Liens (other than Permitted Liens).

                  (b) Except as reflected on the Interim Balance Sheet or as disclosed on Schedule 3.5, there are no promissory notes or other debt instruments that have been issued to, or are held by, the Company.

         3.6 Names; Predecessor Status. Schedule 3.6 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions) of the Company during the two-year period immediately preceding the Closing. During the two-year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.6. The Company has not been a Subsidiary or division of another corporation.

         3.7 Required Governmental Filings and Consents. Except as set forth on
Schedule 3.7, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby by the Company, will not require the Company to obtain or make (as the case may be) any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority except for (a) applicable requirements, if any, of the HSR Act, the DGCL, the Securities Act, the Exchange Act, state securities or Blue Sky laws and the Bylaws of the National Association of Securities Dealers, Inc., or (b) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications (other than under proviso (a) of this exception), would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its or their obligations under this Agreement or have a Material Adverse Effect on the Company.

         3.8 Company Financial Condition.

                  (a) The Company's net income from operations for the twelve month period (the "Trailing Period") ending December 31, 2000 was $2,591,842.

                  (b) The Company's Adjusted EBITDA as of December 31, 2000, was not less than $12,316,754.

                  (c) As of May 15, 2001, the sum of the Company's outstanding long-term or short-term interest and non-interest bearing indebtedness for borrowed money, guarantees, and letters of credit with banks and other financial institutions (in each case including the current portion thereof, but excluding trade payables and other ordinary course accounts payable) ("Indebtedness") was not more than $12,785,810 and the sum of the Company's outstanding Indebtedness less outstanding letters of credit was not more than $11,530,000.

         3.9 Financial Statements. Attached to Schedule 3.9 are (a) true, complete and correct copies of the Company's audited balance sheet as of December 31, 2000, and statements of income and cash flows for the year ended December 31, 2000 (collectively, the "Year-End Financials") and (b) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of April 29, 2001 (the "Interim Balance Sheet Date"), and statements of income and cash flows for the four-month period then ended (collectively, the "Interim Financials," and together with the Year-End Financials, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods, subject in the case of the Interim Financials, to
(i) normal year-end adjustments, (ii) the exceptions stated on Schedule 3.9, and
(iii) the omission of footnote information. The Company Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of the date indicated thereon and for the periods indicated therein. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by NII and FMTTM to conform the Company's accounting policies to GAAP. The Company has made available to NII and FMTTM copies of each management letter delivered to the Company by independent public accountants in connection with the Financial Statements or relating to any review by such accountants of the internal controls of the Company or any of its Subsidiaries during the two-year period ended December 31, 2000.

         3.10 Liabilities and Obligations; Claims.

                  (a) Except as set forth on Schedule 3.10, the Company is not liable for or subject to any liabilities other than:

                           (i) those liabilities reflected or reserved against
                  on the Interim Balance Sheet and not previously paid or discharged;

                           (ii) liabilities not required by GAAP to be reflected
                  or reserved against on the Interim Balance Sheet; provided that Schedule 3.10 sets forth a complete and accurate list and description of all of the Company's off-balance sheet financings in excess of $250,000, including operating and capital leases;

                           (iii) those liabilities arising in the ordinary
                  course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;

                           (iv) liabilities which would not have a Material
                  Adverse Effect on the Company; and

                           (v) those liabilities incurred since the Interim
                  Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach or warranty for infringement, claim or lawsuit) or incurred in connection with or as a result of the transactions contemplated by this Agreement.

                  (b) No Stockholder has asserted any claim against the Company.

                  (c) For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, or obligation, either accrued, absolute, contingent, mature, unmature or otherwise, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 3.10 contains a complete list of all the Company's Indebtedness, including the names of creditors, payment terms, balances due and security interests.

         3.11 Books and Records. The Company has made and kept books and records and accounts which accurately, completely and fairly reflect the activities of the Company in all material respects. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

         3.12 Bank Accounts; Powers of Attorney. Schedule 3.12 sets forth a complete and accurate list, as of the date of this Agreement, of:

                  (a) the name of each financial institution in which the Company has any account or safe deposit box;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account;

                  (d) the name of each Person authorized to draw thereon or have access thereto; and

                  (e) the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.

         3.13 Accounts and Notes Receivable. All accounts receivable ("Accounts Receivable") reflected on the Interim Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Company's business. The reserves for doubtful accounts reflected on the Interim Balance Sheet have been established in accordance with GAAP. To the knowledge of the Company, there is no material contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         3.14 Permits. The Company owns or holds all licenses, franchises, security clearances, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), licenses and franchises necessary for the continued operation of the Company's business as it is currently being conducted, except for such licenses, franchises, permits and other governmental authorizations which the failure to own or hold would not have a Material Adverse Effect on the Company (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, employee or agent of the Company, or any affiliate thereof, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing, except where noncompliance or violation would not have a Material Adverse Effect on the Company.

         3.15 Related Party Transactions. Except as set forth on Schedule 3.15, neither Stuart Mill, nor any officer nor director of the Company nor of any ancestor, sibling, descendant or spouse of any of such Persons (each a "Related Party") (i) is Affiliated with any entity that furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or (ii) is Affiliated with any entity that purchases from or sells or furnishes to, the Company, any good or services or (iii) has a beneficial interest in any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any Person" for purposes of this Section 3.15. Neither Stuart Mill nor any officer nor director of the Company has any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, including any interest in the Intellectual Property, except for rights as a Stockholder and except for rights under any Company Plan or as an employee of the Company. No employee, stockholder, officer or director of the Company, or their spouses or children, is indebted to the Company nor is the Company indebted to any of them (except for expense advancements and reimbursements in the ordinary course of the Company's business).

         3.16 Real Estate and Real Property. Schedule 3.16 contains a complete and accurate description of all Real Property owned or leased by the Company or any of its Subsidiaries (including street address, legal description (where known), fee owner and the Company's use thereof). The Real Property listed on
Schedule 3.16 includes all interests in Real Property necessary to conduct the business and operations of the Company as presently conducted.

                  (a) The Company does not own a fee simple interest in any real estate.

                  (b) Except as set forth in Schedule 3.16:

                           (i) The Company has obtained all approvals of
                  governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property, except for (x) approvals, certificates of use and occupancy, licenses and permits which the failure to obtain would not have a Material Adverse Effect on the Company and (y) approvals that it is the landlord's obligation to obtain pursuant to the Leases.

                           (ii) The Company is not in violation of any law
                  (including any code, rule, regulation, zoning or building ordinance or health or safety ordinance) with respect to the Real Property, and no notice from any Governmental Authority has been served upon the Company claiming any violation of any such law with respect to the Real Property, or requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with such Real Property with which the Company or the Subsidiary has not complied in all material respects.

                           (iii) Neither the portion of the Real Property leased
                  by the Company pursuant to the Leases nor any of the structures, facilities and improvements on the Real Property not included in the premises covered by the Leases but necessary to the Company's full use and enjoyment of such premises has suffered any damage by fire or other material casualty which has not heretofore been repaired and restored in accordance with the terms of the Leases.

                           (iv) There are no parties other than the Company in
                  possession of any of the portions of the Real Property leased by the Company pursuant to the Leases and there are no subleases, material licenses, material concessions or other material agreements, written or oral, granting to any party or parties the right of use or occupancy of such portions of the Real Property.

                           (v) All oral or written leases, subleases, licenses,
                  concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided or made available NII and FMTTM true and complete copies of all of the Leases, and all correspondence related thereto pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. To the Company's knowledge, the Leases and the Company's interests thereunder are free of all Encumbrances (other than Encumbrances constituting Permitted Liens). The Company has not received any notice of default which has not been cured under any Lease, and the Company is in material compliance with the terms and provisions of the Leases and there are no material maintenance or capital improvement obligations of the Company with respect to the Real Property leased by the Company, except as set forth in the Leases. The Company has not given notice of default which has not been cured to the lessors under any Lease and, to the knowledge of the Company, the lessors are in material compliance with the provisions of the Leases, and there are no maintenance or capital improvement obligations of the lessor with respect to the Real Property leased by the Company, except as set forth in the Leases.

                           (vi) Except as set forth on Schedule 3.16, none of
                  the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

                           (vii) All material personal property and trade
                  fixtures owned or leased by the Company and used or usable in the conduct of its business in the Real Property may be removed from the Real Property at the termination of the Leases without violating the terms of the Leases (other than violations that would not have a Material Adverse Effect on the Company).

                  (c) Notwithstanding the above, with respect to any of the common areas used by the Company, its employees, consultants or customers, in connection with the Company's use of any Leased premises, the representations made in this Section 3.16 shall be limited to the actual knowledge of the Company.

         3.17 Personal Property. Schedule 3.17 sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet with a value in excess of $100,000 owned or leased by the Company (the "Personal Property"). All leases set forth on Schedule 3.17 are in full force and effect and constitute valid and binding agreements of the Company (subject to Bankruptcy Laws and Equitable Principles), and the Company is not in breach of any of their terms where such breach would have a Material Adverse Effect on the Company.

         3.18 Intellectual Property.

                  (a) Schedule 3.18 lists (i) all of the Marks registered in the PTO or the equivalent thereof in any state of the United States or in any foreign country, and (ii) to the knowledge of the Company, all of the unregistered Marks that the Company now owns or uses in connection with its business. The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the Marks listed on Schedule 3.18. The Company owns or has the legally enforceable right to use all of the trademarks, service marks, and trade names employed in the operation of its business as currently conducted. The Marks listed on Schedule 3.18 will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in all Patents and Copyrights employed in and material to the operation of its business as currently conducted. Such Patents and Copyrights are listed on Schedule 3.18.

                  (c) The Company is the true and lawful owner of, or is licensed or otherwise possesses the legally enforceable right to use, all rights in the Software and trade secrets employed in the operation of its business as currently conducted.

                  (d) The Marks, Patents, and Copyrights listed on Schedule 3.18 are referred to collectively herein as the "Company Intellectual Property." Except as listed on Schedule 3.18, the Company Intellectual Property is owned by the Company free and clear of all Liens (other than Permitted Liens). All other intellectual property not owned by the Company and not otherwise constituting Company Intellectual Property, including Software, is referred to herein collectively as the "Third Party Intellectual Property." The Company has taken all actions reasonably necessary to maintain and protect the Company Intellectual Property material to its business and has taken customary measures to protect the confidentiality of its trade secrets, know-how, or other confidential information. Except as stated on Schedule 3.18, the Company has no obligation to compensate any Person for the use of any Company Intellectual Property nor has the Company granted to any Person any license, option or other rights to use in any manner any Company Intellectual Property, whether requiring the payment of royalties or not. Schedule 3.18 includes the name of each licensor of Third-Party Intellectual Property that is material to the Company.

                  (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any material respect of any Third-Party Intellectual Property license, sublicense or agreement described in Schedule 3.18. The Company is not currently infringing or misappropriating any Third-Party Intellectual Property. No claims with respect to the Company Intellectual Property or Third-Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any Person: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed by the Company infringes on any Third-Party Intellectual Property; (ii) against the use by the Company of any Company Intellectual Property or Third Party Intellectual Property; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property; or (iv) challenging the Company's license or legally enforceable right to use of the Third-Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. The Company has not, within the two years prior to the date of this Agreement, agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

         3.19 ARC Accreditation and Bonding Requirements. The Company is accredited with ARC, and has no knowledge of any fact, matter or circumstance which by itself, or with the passage of time, would give rise to an action by ARC terminating the Company's accreditation. The Company has the bond required by ARC, in the amount required by ARC. Schedule 3.19 sets forth the amount of the bond, the expiration date of the bond, the name of the company issuing the bond, and the premium for the bond. Except those obtained in the ordinary course of business, the Company has no unpaid or contested debit memoranda with ARC or any airline.

         3.20 Significant Customers; Preferred Vendors; Material Contracts.

                  (a) Schedule 3.20(a) sets forth a complete and accurate list of all Significant Customers and Preferred Vendors. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers (with the determination of the identity of such customers being done by aggregating contracts with a single customer) that were responsible for the highest amount of revenues of the Company during the Company's fiscal year 2000. For purposes of this Agreement, "Preferred Vendors" are all airlines with which the Company has override agreements and all hotel and rental car companies with which the Company has an agreement establishing commission rates in excess of those generally paid in the industry ("Preferred Vendor Agreement").

                  (b) Schedule 3.20(b) sets forth each of the following contracts to which the Company is party: (i) collective bargaining agreements or contracts with any labor union; (ii) stock purchase, stock option or similar plan or practice, whether formal or informal;
         (iii) contracts for the employment of any officer or individual employee, or other individual on a full-time consulting basis; (iv) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien (other than Permitted Liens) on any of its assets in an amount exceeding $250,000; (v) guaranties of any obligation for borrowed money or otherwise, other than endorsements made for collection, in an amount exceeding $250,000
         (vi) contracts, purchase orders or group of related contracts or purchase orders with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $250,000 for the last fiscal year; (vii) Preferred Vendor Agreements or airline override agreements,
         (viii) ARC Agency Agreements and bonds required by ARC; (ix) contracts which prohibit it from freely engaging in business anywhere in the world; (x) franchise agreements; (xi) assignments, licenses, indemnities or other agreements with respect to any form of Intellectual Property or any CRS Agreement, other than Commercial Software; (xii) warranty agreements with respect to services rendered or products licensed; (xiii) agreements regarding the provision of telephone and other communication services in the United States, Canada and the United Kingdom (collectively all referred to herein as the "Material Contracts").

                  (c) Schedule 3.20(c) contains a description of the Company's policies with respect to booking back-to-back tickets and passive or phantom segments. Schedule 3.20(c) also contains a description of the Company's policies regarding clearance of hotel commissions.

                  (d) Except to the extent set forth on Schedule 3.20(d), since December 31, 2000 (i) none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company, (ii) none of the Company's Preferred Vendors has materially altered, modified, reduced or canceled, or threatened to materially alter, modify, reduce or cancel, the terms of any Material Contract to which it is a party, (iii) the Company has complied with all of its commitments and obligations in all material respects and is not in default in any material respect under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length.

                  (e) Each Material Contract, is valid and binding on the Company (subject to Bankruptcy Laws and Equitable Principles) and is in full force and effect and to the knowledge of the Company is not subject to any default thereunder by any party obligated to the Company pursuant thereto. All necessary consents, waivers and approvals of parties to and novations of any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents") are listed on Schedule 3.20(e).

                  (f) The outstanding balances on all loans or credit agreements either (i) between the Company and any Person in which any Stockholder (other than General Electric Pension Trust or an Affiliate thereof) owns a more than five percent (5%) interest, or (ii) guaranteed by the Company for the benefit of any Person in which any Stockholder owns a greater than five percent (5%) interest, are set forth in Schedule 3.20(f).

         3.21 Government Contracts.

                  (a) Schedule 3.21 sets forth (i) a list of all material current and open Government Bids to which the Company or any of the Company's Subsidiaries (collectively for the purposes of this Section 3.21, the "Company") is a party as of the date of this Agreement and
         (ii) a list of all material Government Contracts for which there are or could reasonably be expected to be outstanding performance obligations. Except as set forth in Schedule 3.21, With respect to any such Government Contract or Government Bid (A) the Company has complied in all material respects with all terms and conditions of each Government Contract or Government Bid; (B) the Company has complied in all material respects with the requirements of all applicable laws, regulations, written directives, or agreements pertaining to each Government Contract or Government Bid and to the Company's performance on its Government Contracts; and (C) all representations and certifications executed, acknowledged or set forth in, or pertaining to each Government Contract or Government Bid were, when given, and to the extent any such representation or certification pertains to future events which have yet to occur the Company has no reason to believe they are not still, complete and correct in all material respects and the Company has complied in all material respects with all such representations and certifications.

                  (b) Except as set forth in Schedule 3.21, (i) the Company has not since January 1, 2000, received from a party to a material Government Contract any written show-cause notice, stop work order, cure notice, notice of termination, or termination concerning a material Government Contract presently in effect or for which there are or reasonably could be expected to be outstanding performance obligations, and (ii) has no knowledge of any unresolved show cause notice, stop work order, cure notice, notice of termination, or termination received from a party to a material Government Contract and concerning a material Government Contract presently in effect or for which there are or reasonably could be expected to be outstanding performance obligations.

                  (c) Except as set forth in Schedule 3.21, The Company has not to its knowledge received a written negative determination of responsibility concerning a Government Bid or Government Contract.

                  (d) The Company has not to its knowledge received any request within three years prior to the date hereof by any Governmental Authority for a contract price adjustment including, without limitation, based upon (i) a claim by any Governmental Authority of defective pricing or (ii) any cost incurred by the Company that has been questioned in writing or challenged in writing or disallowed or has been the subject of any investigation, and, within three years prior to the date hereof, no money due to the Company has been (or has been attempted to be) withheld or set off with respect to any Government Contract.

                  (e) Except as set forth on Schedule 3.21, neither the Company nor any of its directors, officers employees, consultants or agents is (or since January 12, 1999, has been) under administrative, civil or criminal investigation, indictment or information or equivalent official government charge or allegation by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract of the Company or Government Bid of the Company. The Company has not initiated or made a voluntary disclosure to the U.S. Government with respect to any alleged misstatement or omission or other possible violation of law in connection with any Government Contract of the Company and/or Government Bid of the Company. Since January 12, 1999, the Company has not conducted or initiated an internal investigation with respect to any alleged misstatement or omission or other possible violation of law in connection with any Government Contract of the Company and/or Government Bid of the Company. Except as set forth on Schedule 3.21, to the knowledge of the Company, there has been no irregularity, misstatement or omission or other possible violation of law arising under or relating to any Government Contract or Government Bid that has led or reasonably could be expected to lead, either before or after the Closing, to a Material Adverse Effect.

                  (f) There exist (i) no outstanding claims or requests for equitable adjustment or other contractual action for relief against the Company, either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising or relating to any Government Contract or Government Bid, and (ii) no disputes between the Company and the U.S. Government under the Contract Disputes Act of 1978, as amended (the "Contract Disputes Act") or material disputes between the Company and any prime contractor, subcontractor, vendor or other person arising under or relating to any Government Contract of the Company or Government Bid of the Company. Except as set forth in
         Schedule 3.21, the Company has no knowledge of any fact(s) that constitute the basis for and could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence. The Company has no interest in any pending or potential material claim under the Contract Disputes Act against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

                  (g) Neither the Company nor any of its directors, officers or employees (nor, to the Company's knowledge, any of the Company's consultants or agents to the extent acting for or on behalf of the Company), is (or since January 12, 1999, has been) suspended or debarred or proposed to be suspended or debarred or declared ineligible from doing business with any

         Governmental Authority or is the subject of a finding of nonresponsibility or ineligibility for contracting with any Governmental Authority. Except as set forth in Schedule 3.21, to the Company's knowledge, no facts or circumstances exist that would warrant or could reasonably lead to the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any such director, officer, or employee (or any consultant or agent, to the extent acting for or on behalf of the Company).

                  (h) To the Company's knowledge, the cost accounting systems with respect to Government Contracts of the Company are in compliance with all applicable laws, to the extent noncompliance reasonably could be expected to lead to a Material Adverse Effect.

                  (i) The Company has not engaged in any conduct that reasonably could be expected to lead to the imposition of a material Liability upon the Company or the Buyer relating to mischarging, fraud, false claims, false certifications, and the Foreign Corrupt Practices Act that reasonably could be expected to lead to a Material Adverse Effect.

                  (j) Since January 12, 1999, the Company has complied in all material respects with all of its obligations under Government Contracts relating to any government furnished property or similar property or equipment owned by the United States or any contractor.

                  (k) To the knowledge of the Company, the Company within the past three years has not violated and is not presently in violation of
         (i) any laws, directives, or regulations relating to security clearances or the protection of classified information; (ii) its security agreements relating thereto; or (iii) any laws, directives, or regulations relating to export controls.

                  (l) To the Company's knowledge, Schedule 3.21(l) sets forth a list and description of each final audit, inspection or investigation, or in the absence thereof, a draft thereof, received by the Company within three years prior to the date hereof and performed by or for any prime or higher-tiered contractor or subcontractor, or Governmental Authority, including the Defense Contract Audit Agency, the Defense Contract Management Command, the Defense Contract Administration Service Management Area, the Defense Criminal Investigative Service, any government agencies under the supervision of the Secretary of Defense, any investigative agency, the Defense Security Service, any Inspector General, the Department of Justice, the Department of State, or the General Accounting Office (other than routine audits by resident auditors, none of which is material to the business of the Company).

                  (m) Schedule 3.21(m) sets forth a list and description of each settlement agreement concerning Government Contracts between the Company and the U.S. Government which currently has or is expected to have a binding effect on the Company after the Closing Date, and under which the Company has material unperformed obligations with respect thereto.

         3.22 Insurance. Schedule 3.22 sets forth a complete and accurate list, as of the Interim Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received by the Company under such policies for the past two (2) policy years. The Company has delivered or made available to NII and FMTTM true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies in all material respects. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Company. To the knowledge of the Company, there have been no threatened terminations of, or premium increases with respect to, any of such policies.

         3.23 Environmental Matters.

                  (a) Hazardous Materials. Other than as set forth on Schedule 3.23, to the knowledge of the Company, no underground storage tanks and no amount of Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. Schedule 3.23 identifies all underground and aboveground storage tanks, and the capacity, age and contents of such tanks, known by the Company to be located on Real Property owned or leased by the Company.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the date hereof, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Company Hazardous Material Activity. Schedule 3.23(b) identifies all Company Hazardous Materials Activities currently conducted or formerly conducted within the past five (5) years.

                  (c) Permits. The Company does not hold any environmental approvals, permits, licenses, clearances and consents and none is required for the conduct of the Company's businesses as such businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim against the Company is pending, or to the knowledge of the Company, threatened in writing against the Company concerning any Hazardous Material or any Company Hazardous Materials Activity. To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any Person whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any Person whose liability the Company has retained or assumed, either by contract or operation of law) any material environmental liability including, without limitation, common law tort liability.

         3.24 Labor and Employment Matters. Except as disclosed in Schedule 3.24, with respect to employees of and service providers to the Company:

                  (a) for purposes of this Section 3.24 and Section 3.25, the phrases "Company's knowledge," "to the knowledge of the Company" or words of similar import include, in addition to those Persons designated in the first paragraph of this Section, the Company's Director of Human Resources;

                  (b) the Company is and, for the past two (2) years has been, in compliance in all material respects with all employment agreements and applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, sexual harassment, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements. No claims controversies, investigations, or suits are pending or, to the Company's knowledge, threatened with respect to such agreements or laws, either by private individuals or by governmental agencies, and except as set forth on
         Schedule 3.24(b) all United States based employees are at-will;

                  (c) there is not now, nor within the past two (2) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other comparable state, local or foreign authority nor is the Company engaged nor, to the Company's knowledge, has it within such period engaged in any unfair labor practice;

                  (d) there is not now, nor within the past two (2) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against the Company;

                  (e) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past two (2) years;

                  (f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

                  (g) with the exception of those working in Germany, the employees of the Company are currently not, and have ever been represented by any labor union and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company;

                  (h) all Persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported the compensation of all independent contractors hired by the Company on IRS Forms 1099 when required to do so. Schedule 3.24 contains a list of all IRS Forms 1099 that have been issued by the Company in the last two (2) fiscal years, and the aggregate amount in dollars reported under IRS Forms 1099 for each such fiscal year;

                  (i) within the last two (2) years, there have been no claims brought against the Company or, to the knowledge of the Company, against any officer, director or employee of the Company or other Person with whom an employee may have dealings through her employment by the Company, with respect to employment, employment practices or terms or conditions of employment, including without limitation claims alleging sexual harassment or discrimination.

         3.25 Employee Benefit Plans.

                  (a) Schedule 3.25 contains a complete and accurate list of all Company Plans and Company Benefit Arrangements.

                  (b) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                           (i) true, correct, and complete copies of all the
                  following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered or made available to NII and FMTTM or its designee: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last IRS determination letter, and the last IRS determination letter that covered the qualification of the entire plan (if different); (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all notices that were issued to the Company within the two (2) years preceding the date of this Agreement by the IRS, Department of Labor, or any other domestic or foreign governmental agency or entity with respect to any Company Plan or Company Benefit Arrangement; and (G) current Company employee manuals or handbooks containing personnel or employee relations policies;

                           (ii) the 401(k) Plan (the "Company 401(k) Plan") is
                  the only Qualified Plan. The Company has never maintained or contributed to another Qualified Plan. No action or omission by the Company during the past two years has caused the Company 401(k) Plan to not be qualified under Section 401(a) of the Code (or if such plan is not qualified, such lack of qualification can be corrected under an available IRS correction method with an expense, including correction, to the Company of less than $100,000; provided however that only for purposes of calculating whether the expense to the Company was less than $100,000 professional fees shall not be included in the calculation), and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and to the Company's knowledge nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                           (iii) the Company has never sponsored or maintained,
                  had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer
                  Plan);

                           (iv) each Company Plan, Company Benefit Arrangement,
                  or Foreign Benefit Plan or Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other domestic and foreign laws, including federal and state securities laws;

                           (v) there are no pending claims or lawsuits by,
                  against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company, and no claims or lawsuits have been instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement. The Company Plans and Company Benefit Arrangements are not presently under audit or, to the knowledge of the Company, examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and there are no matters pending with respect to the Company 401(k) Plan under the IRS's Employee Plans Compliance Resolution System, or other similar programs;

                           (vi) except as set forth in Schedule 3.25, no Company
                  Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                           (vii) with respect to each Company Plan, no
                  non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in
                  Section 404 of ERISA has occurred in the prior two (2) years that will result or has resulted in any liability for the Company, either directly or by indemnification obligation;

                           (viii) all material reporting, disclosure, and notice
                  requirements of ERISA and the Code have been satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                           (ix) [reserved]

                           (x) payment has been made of all amounts that the
                  Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Interim Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the time limits imposed by applicable regulations;

                           (xi) the Company has not prepaid or prefunded any
                  Company sponsored Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code;

                           (xii) the Company has no liability (whether actual,
                  contingent, with respect to any of its assets or otherwise) with respect to any Benefit Arrangement or any Employee Benefit Plan sponsored or maintained by any ERISA Affiliate;

                           (xiii) all group health plans of the Company and its
                  ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B and 5000 of the Code and Parts 6 and 7 of Title I of ERISA; and

                           (xiv) no employee or former employee of the Company
                  or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) benefits mandated by applicable law.

                  (c) [reserved]

                  (d) Schedule 3.25 hereto sets forth an accurate list, as of the date hereof, of all employees of the Company who earned more than $75,000 in fiscal 2000 or are scheduled to earn more than $75,000 in fiscal year 2001, all officers and all directors, and all employment agreements (written or oral) with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of the Interim Balance Sheet Date.

                  (e) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                  (f) Except as set forth on Schedule 3.25, there are no Contingent Deferred Sales Charges ("CDSC's") or similar surrender fees, asset charges or other penalties that will become payable as a result of the termination of any Qualified Plan or the merger of the assets of such Qualified Plan into a plan or benefit arrangement of NII and FMTTM.

         3.26 Taxes.

                  (a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to have been filed, and such Tax Returns are true, correct and complete in all respects.

                  (b) The Company and each of its Subsidiaries have paid in full on a timely basis all Taxes owed by them (whether or not shown on any Tax Return), except Taxes that have been fully reserved against on the Company Financial Statements.

                  (c) The amount of the Company's and its Subsidiaries' liability for accrued and unpaid Taxes as of the Interim Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Interim Balance Sheet, and the amount of the Company's and its Subsidiaries' liability for unpaid Taxes as of the Closing Date do not exceed the Closing Date Tax Reserves.

                  (d) The Company and each of its Subsidiaries currently file federal income tax returns on the basis of a 52/53 week taxable year ending on the Sunday nearest to December 31.

                  (e) The Company and each of its Subsidiaries currently utilizes the accrual method of accounting for income Tax purposes and has not changed its overall method of accounting in the past two (2) years. Neither the Company nor any of its Subsidiaries have agreed to make any voluntary change in method of accounting, and neither the Company nor any of its Subsidiaries is or will be required to change its method of accounting in any taxable year ending on or before the Closing Date which would require the Company or any of its Subsidiaries to take into account in computing taxable income for any Taxable Period (or portion thereof) ending after the Closing Date any adjustments under Section 481(a) of the Code.

                  (f) The Company and its Subsidiaries have withheld or otherwise collected and paid over to the proper governmental authorities all Taxes required to have been withheld or otherwise collected and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                  (g) There is no governmental audit of the Tax Returns of the Company and its Subsidiaries in process, pending or threatened by written notice to the Company. No deficiencies exist or have been asserted by written notice to the Company with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice or expects to receive notice that it has not filed a Tax Return or paid Taxes required to have been filed or paid by it that, in any case, has not been finally resolved since the receipt of any such notice. Neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted or threatened in writing against the Company or its Subsidiaries, or any of their assets, which has not been resolved. No waiver or extension of any statute of limitations with respect to assessment or collection of Taxes is in effect with respect to Taxes or Tax Returns of the Company or its Subsidiaries. Except as set forth on Schedule 3.26(f), neither the Company nor any of its Subsidiaries have received any written ruling of a Taxing Authority relating to Taxes. Neither the Company nor any of its Subsidiaries has entered into any closing agreement or similar written binding agreement with a Taxing Authority relating to Taxes which would have continuing effect after the Closing Date.

                  (h) There are no Liens on the assets of the Company or its Subsidiaries relating to or attributable to Taxes, except Liens for Taxes not currently due and payable.

                  (i) None of the assets of the Company or its Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor its

         Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986. Any asset of the Company or its Subsidiaries that is considered a "long term contract" within the meaning of Section 460 of the Code has been correctly reported for tax purposes.

                  (j) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or its Subsidiaries that, individually or collectively, will give rise to the payment of any amount (or portion thereof) in connection with the consummation of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

                  (k) The Company and its Subsidiaries have not filed any consent under Section 341(f) of the Code nor agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or its Subsidiaries.

                  (l) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax indemnity, Tax sharing agreement, or any similar arrangement pursuant to which it has agreed to be liable for or reimburse the Taxes of any Person other than the Company and its Subsidiaries; or (ii) has any liability for Taxes of any Person other than the Company and its Subsidiaries (x) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of being a member of an affiliated or consolidated group, other than the affiliated group of which the Company is the common parent, on or prior to the Closing Date, or (y) as a transferee or successor, by contract or otherwise.

                  (m) The Company is not, nor has it been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of
         Section 897(c)(2) of the Code.

                  (n) Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return other than one in which the Company was the common parent, or filed or been included in a combined, consolidated or unitary Tax Return, which included any members other than the Company and its Subsidiaries.

                  (o) Neither the Company nor any of its Subsidiaries has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or Treas. Reg. Sections 1.1502-21 or 1.1502-15 (all determined without regard to the effect of the transactions contemplated by this Agreement).

                  (p) During the five-year period ending on the date hereof, neither the Company nor any subsidiary of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) which is required to have been registered pursuant to Section 6111(a) of the Code.

                  (q) Neither the Company nor any of its Subsidiaries owns any shares of NII and FMTTM. Neither the Company nor any of its Subsidiaries has an "overall foreign loss" as such term is defined in
         Section 904(f) or has any "dual consolidated loss" as such term is defined in Section 1503(d). The Company has provided NII and FMTTM with an accurate and complete list of all intercompany transactions on which recognition of gain or loss has been deferred under Treas. Regs.
         Section 1.1502-13 and the amount of any gain or loss remaining subject to such deferral. There is no indebtedness between the Company and its Subsidiaries, on the one hand, and NII and FMTTM or its affiliates, on the other hand (except as contemplated under this Agreement).

                  (r) No excess loss account (as such term is defined in Treas. Reg. Section 1.1502-19) exists with respect to any of the Company's Subsidiaries.

                  (s) The Company has made available to or has delivered to NII true and complete copies of all income Tax Returns of the Company and its Subsidiaries or other material Tax Returns and any K-1's received by the Company or any of its Subsidiaries reasonably requested by NII in writing for Taxable periods ending after December 31, 1998 (including any available list of tax elections relating to items reflected on such Tax Returns).

         3.27 Conformity with Law; Litigation.

                  (a) The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it (except where such violation would not have a Material Adverse Effect on the Company).

                  (b) Except as set forth on Schedule 3.27, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or involving the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect on the Company, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. There are no arbitration or mediation proceedings pending against the Company or, to the knowledge of the Company, threatened which would have a Material Adverse Effect on the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or businesses.

         3.28 Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that, directly or indirectly, would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         3.29 Absence of Changes. Since December 31, 2000 and through the date hereof, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.29, there has not been:

                  (a) any Material Adverse Effect on the Company;

                  (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of the Company;

                  (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or equity commitments;

                  (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

                  (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

                  (f) any work interruptions or labor grievances involving, or claims filed against the Company;

                  (g) any sale or transfer, or any agreement to sell or transfer, other than in the ordinary course of business, any assets, property or rights (including without limitation any Company Intellectual Property) material to the business of the Company to any Person, including without limitation the Stockholders and their Affiliates;

                  (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company in excess of $250,000, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, except for the adjustment of bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the material assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such material assets, property or rights;

                  (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

                  (k) any waiver of any material rights of the Company;

                  (l) any breach, amendment or termination of any Material Contract;

                  (m) any single capital expenditure or commitment by the Company exceeding $250,000;

                  (n) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets, except in accordance with GAAP;

                  (o) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any material asset (other than Permitted Liens);

                  (p) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $250,000 that was not incurred in accordance with the Company's annual operating plan, a true and correct copy of which has been delivered to NII;

                  (q) except in connection with the Company's credit facility, any loan by the Company to any Person or entity, incurring by the Company, of any indebtedness for borrowed money, guaranteeing by the Company of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                  (r) the commencement or notice to the Company or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs;

                  (s) any discharge or satisfaction by the Company of any Lien or Encumbrance or payment by the Company of any obligation or liability other than the Company's current liabilities in the ordinary course of business and Permitted Liens;

                  (t) any charitable contribution or pledge by the Company; and

                  (u) any investment in or incorporation of any Subsidiary; or negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with NII and FMTTM and its representatives regarding the transactions contemplated by this Agreement).

         3.30 Inventory. The Company has no inventory, except for general office supplies.

         3.31 Disclosure. The Company has delivered or made available to NII and FMTTM true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules. All written agreements, lists, Schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate copies thereof. No representation or warranty by the Company contained in this Agreement or in any certificate furnished or to be furnished by the Company to NII and FMTTM in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

         4. REPRESENTATIONS OF NII AND FMTTM

         To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, NII and FMTTM, jointly and severally, represent and warrant to the Company and the Stockholders as follows (for purposes of this Agreement, the phrases "knowledge of the NII and FMTTM" or the "NII's knowledge," or words of similar import, mean the knowledge of the members of the Board of Directors of NII and officers of NII, including facts of which the members of the Board of Directors of NII and officers of NII, in the reasonably prudent exercise of their duties, should be aware):

         4.1 Due Organization. NII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and FMTTM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of NII and FMTTM is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on NII or FMTTM. Schedule 4.1 hereto contains a list of all jurisdictions in which NII and FMTTM are authorized or qualified to do business. NII and FMTTM have delivered to the Company and the Stockholders true, complete and correct copies of each of their Certificate of Incorporation and Bylaws (collectively, the "NII Charter Documents"). Neither NII nor FMTTM is in violation of NII Charter Documents. NII and FMTTM have made available the correct and complete corporate minute books, original stock ledger and corporate seal to the Company. FMTTM is a direct, wholly owned subsidiary of NII, and except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, FMTTM has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

         4.2 Authorization; Validity of Obligations. The representatives of each of NII and FMTTM executing this Agreement have all requisite corporate power and authority to enter into and bind NII or FMTTM, as the case may be, to the terms of this Agreement. Each of NII and FMTTM has the full legal right, power, and corporate authority to enter into this Agreement and the transactions contemplated hereby and to perform each of their obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by each of NII and FMTTM and the performance by each of them of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action. This Agreement is, and upon execution and delivery, the Escrow Agreement and the Registration Rights Agreement will be, the legal, valid and binding obligations of each of NII and FMTTM, enforceable against each of them in accordance with its terms (subject to Bankruptcy Laws and Equitable Principles).

         4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

                  (a) conflict with, or result in a breach or violation of any of the NII and FMTTM Charter Documents;

                  (b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which NII or FMTTM is a party, or result in the creation or imposition of any lien, charge or encumbrance (other than Permitted Liens) on any of NII or FMTTM's properties pursuant to (i) any law or regulation to which either NII or FMTTM or any of their respective property is subject, or (ii) any judgment, order or decree to which NII or FMTTM is bound or any of their respective property is subject;

                  (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of NII or FMTTM; or

                  (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which NII or FMTTM is subject, or by which NII or FMTTM is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder); except, in the case of paragraphs (b), (c) and (d), where such conflict, default, creation, imposition, termination, impairment or violation would not have a Material Adverse Effect on NII or FMTTM.

         4.4 NII Common Stock. The NII Common Stock to be delivered to the Stockholders pursuant to this Agreement at the Closing, upon exercise of the NII Options, and upon payment of the Contingent Merger Consideration will be duly authorized, validly issued shares of common stock, par value $.001 per share, of NII, fully paid and nonassessable, and as of the Closing NII shall have reserved shares of NII Common Stock for issuance pursuant to the NII Options and the payment of the Contingent Merger Consideration on NII's books.

         4.5 NII Capitalization.

                  (a) The authorized capital stock of NII consists of 150,000,000 shares of common stock, $.001 par value, of which 13,286,246 shares were issued and outstanding as of June 1, 2001, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 0 shares are issued and outstanding. The authorized capital stock of FMTTM consists of 1,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of NII and FMTTM have been duly authorized and validly issued, and are fully paid and nonassessable. None of such shares was issued in violation of any preemptive rights created by or through FMTTM or NII. Except as set forth on Schedule 4.5, there are no stockholders agreements, voting agreements or voting trusts with respect to, or any agreements with respect to the registration of, any of the outstanding shares of the capital stock of NII.

                  (b) As of June 1, 2001, NII had issued options to purchase 3,094,217 shares of NII Common Stock (the "NII Options"). FMTTM has no issued options to purchase shares of its capital stock. Other than the NII Options and except as set forth on Schedule 4.5, there is no outstanding subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by any Person (including any right of conversion or exchange under any outstanding security or other instrument) of NII's capital stock or FMTTM's capital stock or any other outstanding security of NII or FMTTM convertible into capital stock of NII or FMTTM. Except as set forth on Schedule 4.5, neither NII nor FMTTM has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         4.6 Required Governmental Filings and Consents. Except as set forth on
Schedule 4.6, the execution, delivery and performance of this Agreement by NII and FMTTM, and the consummation of the transactions contemplated hereby and thereby by each of them, will not require NII or FMTTM to obtain or make any consent, approval, authorization or permit of, or filing with or notification to, (a) any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the HSR Act, the DGCL, the Securities Act, the Exchange Act, state securities or Blue Sky laws and the Bylaws of the National Association of Securities Dealers, Inc., or (b) any other third party pursuant to the terms and conditions of any written agreement or contract to which NII, FMTTM or any of their respective Subsidiaries is a party; except, in the case of clauses (a) and (b), where the failure to obtain or make such consent, approval, authorization, permit, filing or notification would not have a Material Adverse Effect on NII or FMTTM.

         4.7 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by NII with the SEC prior to the date hereof (as such documents have been amended prior to the date hereof, the "NII SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the NII SEC Reports, as of the date on which such NII SEC Report was declared effective pursuant to the Securities Act or the date on which such NII SEC Report was filed pursuant to the Exchange Act, as applicable, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of NII and its Subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the
SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of NII and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in Schedule 4.7, since December 31, 2000, neither NII nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the consolidated balance sheet of NII and its Subsidiaries as at December 31, 2000 (including the notes thereto) or (b) which (i) were incurred in the ordinary course of business after December 31, 2000 and consistent with past practices, or (ii) are disclosed in the NII SEC Reports. Since December 31, 1999, NII has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and no Subsidiary of NII has filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since December

31, 2000, except as described in the NII SEC Reports, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of NII or any Subsidiary of NII, except changes resulting from changes in accounting pronouncements of Financial Accounting Standards Boards or changes in applicable laws or rules or regulations thereunder.

         4.8 Related Party Transactions. Except as set forth on Schedule 4.8, no officer, director or 5% shareholder of NII or any of its Subsidiaries, or any ancestor, sibling, descendant or spouse of any of such Persons, or any Person with which any of such Persons is Affiliated (each an "NII Related Party") (i) is Affiliated with any entity that furnished or sold, or furnishes or sells, services or products that NII or any of its Subsidiaries furnishes or sells, or
(ii) is Affiliated with any entity that purchases from or sells or furnishes to, NII or any of its Subsidiaries any good or services or (iii) has a beneficial interest in any material contract to which NII or any of its Subsidiaries are party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any Person" for purposes of this Section 4.8. No officer or director of NII has any material interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the business of NII or its Subsidiaries, including any interest in the Intellectual Property of NII or its Subsidiaries, and except for rights under any NII Employee Benefit Plan or as an employee of NII or any of its Subsidiaries. No employee, stockholder, officer or director of NII, or their spouses or children, is indebted to NII or any of its Subsidiaries nor is NII or any of its Subsidiaries indebted to any of them (except for expense advancements and reimbursements in the ordinary course of NII's business).

         4.9 Conformity with Law; Relations with Governments; Litigation. Neither NII nor any of its Subsidiaries have violated any law or regulation or any order of any Governmental Authority having jurisdiction over it which would have a Material Adverse Effect on NII or any of its Subsidiaries. Neither NII nor any of its Subsidiaries has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause NII or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. Except as set forth on Schedule 4.9, there are no claims, actions, suits or proceedings, pending or, to the knowledge of NII, threatened against or involving NII or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect on NII or any of its Subsidiaries, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. There are no arbitration or mediation proceedings pending against NII or any of its Subsidiaries or, to the knowledge of NII, threatened which would have a Material Adverse Effect on NII or any of its Subsidiaries. There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against NII or any of its Subsidiaries or against any of their respective properties or businesses.

         4.10 Absence of Changes. Except as set forth in Schedule 4.10, since the date of the most recent NII SEC Report that has been filed with the SEC, there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as can be reasonably foreseen, would have a Material Adverse Effect on NII or any of its Subsidiaries.

         4.11 Reliance. In entering into this Agreement, NII and FMTTM have relied solely on representations made in this Agreement and any certificates and documents required to be provided by the Company and the Stockholders pursuant to this Agreement. NII and FMTTM have been represented by counsel and has had sufficient opportunity to examine and understand the business and assets of the Company.

         4.12 Disclosure. NII has delivered or made available to the Company and the Stockholders true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules. All written agreements, lists, Schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate copies thereof. No representation or warranty by NII or FMTTM contained in this Agreement or in any certificate furnished or to be furnished by NII or FMTTM to the Company or the Stockholders in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

         5. COVENANTS

         5.1 Tax Matters.

                  (a) The following provisions shall govern the allocation of responsibility for certain Tax matters:

                           (i) NII shall prepare or cause to be prepared and
                  file or cause to be filed, within the time and in the manner provided by law, all Pre-Closing Returns of the Company and its Subsidiaries and all Straddle Returns of the Company and its Subsidiaries. All such Pre-Closing Returns and Straddle Returns shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries, unless (1) there is not substantial authority for a position based on prior practice or (2) a change in practice could not reasonably be expected to give rise to an indemnity obligation by the Stockholders (determined without regard to the application of Section 8.3(a) of this Agreement). Neither NII nor any NII Affiliate may amend a Tax Return filed with respect to the Company or any of its Subsidiaries for a Taxable Period beginning prior to the Closing Date or make any Tax election for such period if such amendment or election would give rise to an indemnification obligation by the Stockholders (determined without regard to the application of Section 8.3(a) of this Agreement), unless such amendment or election is consented to by the Stockholders' Representative, which consent shall not be unreasonably withheld. At the Stockholders' expense, NII shall cause the Company or any of its Subsidiaries to amend any Pre-Closing Return of the Company or its Subsidiaries if (1) such amendment is reasonably requested by the Stockholders' Representative; and
                  (2) the amendment is required to be made to make the Tax Return for such Taxable Period consistent with adjustments proposed by a Taxing Authority with respect to any Taxable Period or portion thereof ending on or before the Closing Date.

                           (ii) No later than thirty (30) days prior to filing
                  any Straddle Return or Pre-Closing Return relating to income Taxes that is to be filed after the Closing Date (or, if the Tax Return is due prior to such time, prior to filing and as soon as possible following the Closing Date) and if the Tax liability shown on any such Tax Return, as proposed to be filed, exceeds the amount of Taxes included in the Closing Date Tax Reserves in respect of such Tax Return, NII shall provide the Stockholders' Representative with a copy of such Tax Returns as proposed to be filed. If the Stockholders' Representative reasonably objects within fifteen (15) days to any item reported on any Tax Return described in the previous sentence, NII and the Stockholders' Representative shall proceed in good faith to resolve the matters in dispute; provided that the Stockholders' Representative may only object to a position on a Tax Return if (A) such position is not consistent with the past practices of the Company and its Subsidiaries or, if there has been no prior practice adopted with respect to the item at issue, the reporting position proposed by NII would not reasonably be expected to minimize the aggregate anticipated Taxes of the Company and its Affiliates for the current and future Taxable Periods of the Company and its Affiliates (taking into account time value concepts), (B) there is substantial authority for an alternative position proposed by the Stockholders and (C) such position would require indemnification by the Stockholders under Section 8.1; and provided further that the pendency of a dispute shall not prevent NII from filing the Tax Return at issue in the time and manner required by law. If NII and the Stockholders' Representative are unable to resolve the matters in dispute within fifteen (15) days, such matters shall be submitted to the Reviewing Accountants (as chosen pursuant to Section 1.8(d)). If the Reviewing Accountants determine that the objection of the Stockholders' Representative to a Tax Return position was an objection that was both a permissible objection under this Section 5.1(b)(ii) and a reasonable objection, and if NII filed the Tax Return at issue and included therein the position that was the subject of the objection, the Stockholders shall have no indemnification obligations with respect to Taxes resulting from the objected-to position to the extent that those Taxes exceed the Taxes that would have resulted if NII had included in such Tax Return the alternative position proposed by the Stockholders' Representative rather than the objected-to position. The fees and expenses of the Reviewing Accountants with respect to the resolution of such Tax matters shall be borne by the non-prevailing party.

                           (iii) The parties to this Agreement shall (A)
                  cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this
                  Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to each other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof and give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow such other party to take possession of such books and records; and (D) make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (b) Tax Contests.

                           (i) If any party receives written notice from any
                  Taxing Authority of a Tax Proceeding with respect to any Tax which raises an issue (not previously the subject of a notice to the other party pursuant to this Section 5.1(b)(i)) regarding a potential Tax liability for which the other party may be liable to a Tax Authority or is otherwise obligated to provide indemnification under this Agreement, such party shall give written notice to the other party promptly, within thirty
                  (30) days thereof (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such notice); provided, however, that the failure to give such notice shall not affect the indemnification for Damages arising from such Tax Proceeding under Article 8 of the Agreement.

                           (ii) Upon written notice to NII within thirty (30)
                  days after receipt of notification pursuant to Section 5.1(b)(i) above, the Stockholders' Representative shall have the right, at the Stockholders' expense, to represent the Company's and its Subsidiaries' interests in any Tax Proceeding for a Pre-Closing Period with respect to issues for which the Stockholders could reasonably be anticipated to have an indemnity obligation for Damages arising from such Tax Proceeding under Article 8 of the Agreement. The Stockholders' Representative may employ counsel of its choice, so long as that counsel is reasonably satisfactory to NII. The Stockholders' Representative shall not take any position in such a Tax Proceeding without NII's written consent, other than a position reflected in the Tax Return for such period, if the position could adversely affect the Tax liabilities of NII or its Affiliates for Taxable Periods or portions thereof beginning after the Closing Date; provided that the Stockholders' Representative may take a position with respect to an issue without NII's written consent in a case in which
                  (x) the issue is not addressed by or reflected in the relevant Tax Return, (y) the position is not inconsistent with other positions taken on such Tax Return, and (z) the position, if accepted, would reasonably be expected to minimize aggregate anticipated Taxes of the Company (and its Affiliates) for the Taxable Period at issue and all future Taxable Periods (taking into account time value concepts). The Stockholders' Representative shall keep NII reasonably informed of any material developments in such Tax Proceedings and shall consult in good faith with NII with respect to the conduct of such Tax Proceedings. Stockholders' Representative shall not settle or otherwise terminate any Tax Proceeding described in this Section 5.1(b)(ii) without the prior written consent of NII, which consent shall not be unreasonably withheld.

                           (iii) If the Stockholders' Representative does not
                  assume the defense of any issue in a Tax Proceeding after notice described in Section 5.1(b)(ii), NII may defend the same in such manner as it deems appropriate without in any way limiting NII's rights to indemnification. NII shall keep the Stockholders' Representative reasonably informed of any material developments in such Tax Proceedings and shall consult in good faith with the Stockholders' Representative with respect to the conduct of such Tax Proceedings. NII shall not settle or otherwise terminate any Tax Proceeding described in this Section 5.1(b)(iii) without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld.

                           (iv) Upon written notice to NII within thirty (30)
                  days after receipt of notification pursuant to Section 5.1(b)(i) above, the Stockholders' Representative shall have the right, at the Stockholders own expense, to join with NII in the joint control of the conduct of any Tax Proceeding for a Straddle Period solely with respect to issues for which the Stockholders could reasonably be anticipated to have an indemnity obligation to NII, and neither party shall settle such Tax Proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld.

                           (v) Except as otherwise provided in this Section 5.1,
                  NII shall control all Tax Proceedings relating to the Company and its Subsidiaries and may defend or settle any such Tax Proceeding in such manner as it may deem appropriate in its sole and absolute discretion, without in any way limiting its rights of indemnification for Damages arising from such Tax Proceeding under Article 8 of the Agreement.

                           (vi) The provisions of this Section 5.1 and the
                  provisions of Section 8.4 hereof each apply by their terms, but this Section 5.1 shall govern in the case of any conflict between such provisions in all matters concerning Tax Proceedings. The Company shall pay or cause to be paid all Taxes reported as due on the Tax Returns prepared pursuant to
                  Section 5.1(a), subject to recoupment by Buyer Indemnified Parties to the extent provided in Article 8 of this Agreement.

                           (vii) Any indemnity payments made to the
                  Stockholders, FMTTM, Company or NII pursuant to Article 8 shall constitute an adjustment of the consideration paid for Tax purposes and shall be treated as such by such parties on their Tax Returns to extent permitted by law.

         5.2 Employee Benefit Plans. NII shall take any and all steps necessary so that Company employees who become employees of NII or FMTTM as a result of the transactions contemplated hereby (i) shall receive salary, benefits, and levels of responsibility substantially comparable to similarly situated employees of NII and FMTTM taking into account regional differences in compensation, economic conditions, local laws and other regional variations, and
(ii) shall be entitled to participate in any generally available Benefit Arrangement or Employee Benefit Plan, or program that is established, maintained or sponsored by NII or FMTTM, on substantially comparable terms, where practicable, as other similarly situated employees of NII and FMTTM, except that
(v) such Company employees shall be credited with their years of service with the Company for the purposes of eligibility to participate, seniority, and vesting in all such benefits, (w) the Company employees shall not be subject to any exclusions for pre-existing conditions to the extent not prohibited by NII's insurance carrier after making commercially reasonable efforts to obtain releases from such exclusions and to the extent not subject to such exclusions at the Company, (x) amounts paid by Company employees prior to the Merger Effective Time under any medical plans of the Company shall be taken into account in applying deductible, co-payment and out-of-pocket limits applicable to such employees under NII's or FMTTM's medical or health insurance plans to the extent practicable, (y) the Company employees shall be permitted to carry over any vacation leave accrued as of the Closing Date under the Company's vacation leave policy, and (z) NII or FMTTM shall take all actions necessary to allow Company employees to spin-off their account balances under flexible spending arrangements within the Company's Code Section 125 plan to a similar plan maintained by NII or FMTTM if the Company's plan is terminated before the end of its current plan year. No provisions of this Section 5.2 or other Sections of this Agreement require NII or FMTTM to establish or maintain any employee benefit plan, program or arrangement or payroll practice or prevent their terminating any individual's employment.

         5.3 Cooperation.

                  (a) The parties hereto shall use their commercially reasonable best efforts to close the Merger and the transactions contemplated herein by June 12, 2001.

                  (b) The Company, the Stockholders and NII and FMTTM shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by NII and FMTTM's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

                  (c) The Stockholders and the Company shall cooperate and use their reasonable efforts to cause the present officers, directors and employees of the Company cooperate with NII and FMTTM on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. NII and FMTTM shall cooperate and use their reasonable efforts to cause the present officers, directors and employees of NII and its Subsidiaries cooperate with the Company and the Stockholders on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods after the Closing Date.

                  (d) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

         5.4 Access to Information; Confidentiality; Public Disclosure. To facilitate the Merger, the Company and NII and FMTTM shall provide the employees and agents (the "Representatives") of the other party reasonable access to information regarding operations, books and records, financial information, and such other information as may be reasonably requested including permission to confer with such party's independent accountants. NII and FMTTM agrees to abide by the terms of the Confidentiality Agreement dated February 28, 2000, between NII and FMTTM, the Company and the Stockholders (the "Confidentiality Agreement"). Neither party will make any public disclosure or disclose information to any third party (except to the Representatives of each party) concerning the existence of or the matters set forth in this Agreement (including, without limitation, with respect to the press release announcing the execution and delivery of this Agreement) without the prior written consent of the other party as to the timing, content and method of dissemination thereof; provided that, the parties may, without the prior written consent of any of the other parties, issue or make, directly or indirectly, any report, statement or release required by Law (including without limitation filings with the Securities and Exchange Commission), its fiduciary obligations or any listing agreement or arrangement to which such Person is a party with a national securities exchange or national market system if the other parties to this Agreement are so notified as soon as possible in advance of such report, statement or release and, to the extent practicable, given a reasonable opportunity to review and comment on the report, statement or release.

         5.5 Former Stockholder Payments. Prior to Closing, the Company shall use commercially reasonable efforts to reach a preliminary agreement with counsel to the former stockholders of Scheduled Airlines Traffic Offices, Inc., a Delaware corporation, (the "Former Stockholders") to make contingent payments due to the Former Stockholders (the "Former Stockholder Payment"). The Company shall deliver a true and correct copy of the preliminary agreement to NII at Closing, such preliminary agreement to be in form reasonably acceptable to NII. In connection with such preliminary agreement, the Company shall pay into escrow (pursuant to an escrow agreement reasonably satisfactory to the Company and NII) an aggregate amount equal to no more than $1,800,000 (the "Former Stockholder Escrow"), which amount, after the Closing, shall be used to pay amounts due to the Former Stockholders pursuant to a final settlement and release agreement, which shall contain terms and conditions satisfactory to the Company, the Surviving Corporation and the Stockholders' Representative and which shall provide that any portion of the Former Stockholder Escrow not paid to Former Stockholders after the resolution of all claims of Former Stockholders for contingent payments shall be returned to the Surviving Corporation.

         5.6 HSR. If applicable, upon execution of this Agreement, the Stockholders and NII and FMTTM shall promptly file, or cause to be filed, with the Department of Justice and the Federal Trade Commission the Notification and Report Form required of such party by the HSR Act and the rules and regulations of the Federal Trade Commission promulgated thereunder with respect to the transactions contemplated hereby.

         5.7 Appointment of Directors and Officers. Promptly following the Closing, NII shall appoint Lawrence A. Hough, the current Co-chairman and CEO of the Company, to fill the currently vacant seat of the NII Board of Directors. Also, promptly following the Closing, NII shall expand its Board of Directors by one seat, and shall appoint a person designated at Closing by the Stockholders to fill that seat. Unless removed in accordance with the NII Charter Documents, such directors shall serve the remainder of their applicable terms.

         5.8 Registration Rights and Trading Restrictions.

                  (a) NII and the Stockholders will enter into a Registration Rights Agreement (the "Registration Rights Agreement") in form and substance reasonably satisfactory to the parties.

                  (b) Notwithstanding the rights provided to the Stockholders in the Registration Rights Agreement, the Stockholders shall not trade or otherwise dispose of the NII Common Stock until the first anniversary of the Closing Date; provided however that, the Stockholders may trade or otherwise dispose of the NII Common Stock prior to the first anniversary of the Closing Date in connection with (i) a Sale of NII (upon the occurrence of which the restrictions of this Section 5.8(b) shall terminate), (ii) if such Stockholder is not an individual, the distribution of all or a portion of the shares of NII Common Stock held by such Stockholder to such Stockholder's limited partners, members, stockholders or other equity interest holders, any successor trustees, or wholly owned subsidiaries; (iii) transfers to such Stockholder's spouse, children, grandchildren, other immediate family, or other lineal descendants or antecedents (or to a trust, limited partnership, limited liability company or other entity formed for estate planning purposes for the benefit of any of the foregoing individuals);

         (iv) any transactions offered to NII stockholders generally; provided further that, in the case of transfers pursuant to clauses (ii) or
         (iii), the transferee of such shares of NII Common Stock shall be entitled to the benefits, and subject to the restrictions set forth, in this Section 5.8(b); and further provided that NII acknowledges that after the Closing certain of the Stockholders intend to distribute all or portions of the Initial Merger Consideration to certain Persons and accordingly, upon the effectiveness of a registration statement as contemplated in the Registration Rights Agreement, the Persons identified on Exhibit 5.8(b) shall be permitted in the aggregate to trade or otherwise dispose of sell up to 200,000 shares of the NII Common Stock in the maximum amounts per Person identified on Exhibit 5.8(b), which Exhibit shall be attached prior to or at Closing.

         5.9 Conversion of Options. As of the Closing, in substitution for each Company Option, NII shall issue to each holder of Company Options granted under the Company's Amended and Restated 1999 Stock Option Plan (the "Company Option Plan") an option that does not satisfy the rules of Section 422 of the Code (each an "NII Option") to purchase the number of shares of NII Common Stock equal to the product of (i) the number of shares of Company Common Stock into which the Company Option is exercisable, multiplied by (ii) 0.31397. Such NII Option shall have an exercise price per share equal to the quotient of (x) the exercise price per share for the Company Option, divided by (y) 0.31397. No NII Option for fractional shares shall be issued pursuant to this Section 5.9. All NII Options for fractional shares shall be rounded up to the next nearest whole share. Each agreement for an NII Option shall vest and become exercisable on the same date and in the same proportions as the respective Company Option, and shall contain terms no less favorable than such Company Option, except that the NII Options shall be treated as non-qualified options under the Code. Without limiting the generality of the foregoing, NII represents and warrants that the terms and conditions of the NII Option, as described herein, have been approved by the Compensation Committee of NII's Board of Directors prior to the execution of this Agreement.

         5.10 Operation of the Business. Between the date of this Agreement and the Closing, the Company will:

                  (a) conduct the business of the Company only in the ordinary course of business consistent with past practice;

                  (b) use its commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with customers, suppliers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                  (c) perform all of its obligations under the Material Contracts and perform in all material respects any other agreements relating to or affecting the business of the Company;

                  (d) continue to pay its accounts payable in the ordinary course of business and maintain the same aging of payables as regularly maintained before the date of this Agreement, except as may be required by applicable law or GAAP; and

                  (e) continue to timely pay its and its Subsidiaries' Taxes and timely file all its and its Subsidiaries Tax Returns.

         5.11 Negative Covenant. Except as otherwise expressly permitted by this Agreement or in the ordinary course of business, between the date of this Agreement and the Closing, the Company will not, without the prior consent of NII, take any of the following actions:

                  (a) amend the Charter Documents of the Company;

                  (b) sell, consume or otherwise dispose of any assets of the Company, except in the ordinary course of business consistent with past practice;

                  (c) revalue any of the assets of the Company (tangible and intangible) of every kind, including, without limitation, writing off receivables or reserves, other than in the ordinary course of business or as may be required by GAAP;

                  (d) fail to maintain any of the assets of the Company (tangible and intangible) of every kind in substantially their current state of repair, excepting normal wear and tear and accidental casualty, or fail to replace, consistent with past practice, inoperable, worn-out or obsolete or destroyed assets;

                  (e) enter into any contract or commitment of any kind involving more than $500,000, except in the ordinary course of business or in connection with the opening of a call center in Butte, Montana;

                  (f) enter into any contract that requires a payment to be made by the Company upon a change of control of more than twenty-five (25%) of equity interests in the Company;

                  (g) amend or terminate any Material Contract, except in the ordinary course of business consistent with past practice;

                  (h) except in the ordinary course of business borrow or agree to borrow any funds or mortgage, pledge or subject to Liens (other than Permitted Liens) any of the Company's assets, tangible or intangible, of any kind or assume or guarantee any obligation or liability for borrowed money; provided that, the Company or its Subsidiaries may borrow up to an aggregate of $800,000 in connection with the opening of a call center in Butte, Montana without the prior consent of NII;

                  (i) redeem, purchase or otherwise acquire any shares of the capital stock of the Company;

                  (j) issue any shares of capital stock of the Company or any options, warrants or other securities convertible into capital stock of the Company (other than issuances of shares of capital stock of the Company upon the exercise of outstanding Company Options);

                  (k) declare any dividend on, or make any distribution with respect to, the capital stock of the Company;

                  (l) fail to expend funds for capital expenditures or commitments in accordance with the Company's capital expenditure plan;

                  (m) cancel any debts owed to the Company in excess of $100,000, except for compromises of trade debt in the ordinary course of business consistent with past practice;

                  (n) make any loans or advances to any Person except for advances to employees for expenses incurred in the ordinary course of business consistent with the policies of the Company and (y) trade credit in the ordinary course of business;

                  (o) make any changes in the accounting methods, principles or practices of the Company or make any Tax election (except as may be required by applicable law or by GAAP);

                  (p) make any increase, except as consistent with past practice or as otherwise contemplated by this Agreement or as required by applicable law or the terms and conditions of any Employee Benefit Plan or employment agreement, in the wages, salaries, compensation, pension or other benefits payable to any employee;

                  (q) enter into any transaction with any Related Person other than in the ordinary course of business consistent with past practice and on terms no less favorable than could be negotiated on an arm's length basis;

                  (r) acquire control or ownership of all or any part of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or substantially all of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for any of the foregoing;

                  (s) adopt or amend any Benefit Plan or Benefit Arrangement, except as may be required by applicable law;

                  (t) except as may be required by applicable law and with prior written notice to NII, take any action or allow any action to be taken that causes any representation contained in Section 3.26 (Taxes) to be incorrect;

                  (u) settle or otherwise agree to any adjustment relating to Taxes in an amount in excess of $5,000 or which could have an adverse affect on the Company or NII for any Taxable Period or portion thereof beginning on or after the Closing Date; or

                  (v) agree or commit to do any of the foregoing items (a) through (u).

         5.12 Operation of NII's Business. Between the date of this Agreement and the Closing, NII will, and will cause its Subsidiaries to:

                  (a) conduct their respective business only in the ordinary course of business consistent with past practice;

                  (b) use commercially reasonable efforts to preserve intact the current business organization of NII and its Subsidiaries, keep available the services of the current officers, employees, and agents of NII and its Subsidiaries, and maintain the relations and good will with customers, suppliers, landlords, creditors, employees, agents, and others having business relationships with NII and its Subsidiaries; and

                  (c) perform all of its obligations under the NII material contracts and perform in all material respects any other agreements relating to or affecting the business of NII and its Subsidiaries;

         5.13 NII and FMTTM Negative Covenants. Except as otherwise expressly permitted by this Agreement or in the ordinary course of business, between the date of this Agreement and the Closing, NII and FMTTM will not, and will cause each of their Subsidiaries not to, take any of the following actions without the prior consent of the Company:


                  (a) amend the Charter Documents of NII or FMTTM, except as necessary to create a new position on the Board of Directors of NII;

                  (b) redeem, purchase or otherwise acquire any shares of the capital stock of NII, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities;

                  (c) issue any shares of capital stock of NII or its Subsidiaries or any options, warrants or other securities convertible into capital stock of NII or its Subsidiaries (other than (x) issuances of shares of NII Common Stock upon the exercise of outstanding NII Options, and (y) issuances of shares or options pursuant to NII's Stock Incentive Plan);

                  (d) acquire control or ownership of all or any part of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or substantially all of the assets of any of the foregoing, or merge, consolidate or otherwise combine with or sell all or substantially all of the assets of NII or any of its Subsidiaries to any other corporation or entity, or enter into any agreement providing for any of the foregoing, such that the consummation of the transactions contemplated by this Agreement would be materially hindered or delayed; or

                  (e) agree or commit to do any of the foregoing items (a) through (d).

         5.14 Notification.

                  (a) Between the date of this Agreement and the Closing, the Company will promptly notify NII in writing if the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Company's representations and warranties made as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach, or inaccuracy in, any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if such Schedule were dated the date of the occurrence or discovery of any such fact or condition, the

         Company will promptly deliver to NII a supplement to the Schedule specifying such change. NII shall have the right to review each supplement to the Schedule and to determine, in NII's sole discretion, whether to accept the supplement to the Schedule or to terminate this Agreement pursuant to Section 10.1. Such supplement shall be deemed to amend the applicable Schedule hereto, but shall not be effective for the purposes of satisfying the conditions to Closing under Section 6.1.

                  (b) During the same period, the Company will promptly notify NII of the occurrence of any breach of any covenant of the Company in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

                  (c) Between the date of this Agreement and the Closing, NII and FMTTM will promptly notify the Company in writing if NII or FMTTM becomes aware of any fact or condition that causes or constitutes a breach of any of NII's or FMTTM's representations and warranties made as of the date of this Agreement, or if NII or FMTTM becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach, or inaccuracy in, any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if such Schedule were dated the date of the occurrence or discovery of any such fact or condition, NII and FMTTM will promptly deliver to the Company and the Stockholders' Representative a supplement to the Schedule specifying such change. The Company shall have the right to review each supplement to the Schedule and to determine, in NII's sole discretion, whether to accept the supplement to the Schedule or to terminate this Agreement pursuant to Section
         10.1. Such supplement shall be deemed to amend the applicable Schedule hereto, but shall not be effective for the purposes of meeting the Company's obligations under Section 7.1. During the same period, NII and FMTTM will promptly notify the Company of the occurrence of any breach of any covenant of NII and FMTTM in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

         5.15 Nasdaq Listing; Form S-8. NII agrees to authorize for listing on Nasdaq the shares of NII Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance. To the extent necessary to register such shares under the Securities Act, NII agrees to file a registration statement on Form S-8 (for persons eligible therefor) for the shares of NII Common Stock issuable with respect to assumed and converted Company Options within thirty (30) days after the Merger Effective Time, or as soon thereafter as the securities laws permit.

         5.16 Blue Sky Laws. NII shall use its commercially reasonable efforts to obtain prior to the Merger Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable state securities laws and regulations in connection with the issuance of shares of NII Common Stock in the Merger and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither NII nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

         5.17 Directors and Officers Insurance.

                  (a) From and after the Merger Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (the "Indemnified Officers/Directors") against all losses, expenses (including attorneys fees), claims, damages, liabilities or amounts ("Losses") that are paid in settlement (provided that such settlement has been approved by NII, such approval not to be unreasonably withheld) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Merger Effective Time (including, without limitation, the transactions contemplated hereby), in each case, to the full extent permitted under the DGCL and the Company's Charter Documents (to the extent permitted by applicable law), and under any agreements as in effect on the date of this Agreement (including rights to reimbursement or advancement of expenses and exculpation from liability).

                  (b) The Surviving Corporation shall keep in effect provisions in its articles of incorporation and bylaws providing for exculpation of director liability and its indemnification of the Indemnified Officers/Directors to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Indemnified Officers/Directors; provided, however, that the certificate of incorporation, bylaws and any indemnification agreements shall not provide for exculpation of director liability and indemnification of the Indemnified Officers/Directors for Claims under the Agreement which are conclusively determined to be satisfied by the Escrow Shares (though until such time that such Claim is conclusively determined, advancement of expenses by the Surviving Corporation will be required to the extent required under the Charter Documents and indemnification agreements). The Surviving Corporation shall keep in effect and comply with the terms and conditions of the indemnification agreements between the Company and each of its directors in effect as of the date of this Agreement.

                  (c) For a period of three (3) years after the Closing Date, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company, or policies providing substantially the same coverage, covering persons who are currently covered by the Company's officers' and directors' liability insurance policies with respect to actions or omissions occurring at or prior to the Merger Effective Time, to the extent that such policies are available; provided, however, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, but, in no event shall the Surviving Corporation be required to spend more than an amount per year equal to 150% of the current annual premiums paid by the Company for such insurance.

                  (d) The provisions of this Section 5.17 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Officers/Directors.

         5.18 Stockholders Representations and Warranties. To induce NII and FMTTM to enter into this Agreement and consummate the transactions contemplated hereby, each

Stockholder (solely with respect to itself) represents and warrants to NII and FMTTM as follows (for purposes of this Agreement, the phrases "knowledge of the Stockholder" or the "Stockholder's knowledge," or words of similar import, mean the actual knowledge of such Stockholder):

                  (a) Such Stockholder is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, formation or organization and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Such Stockholder is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it does business and/or owns or leases property, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on such Stockholder.

                  (b) Such Stockholder has the full legal right, corporate or trust power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of the transactions contemplated herein have been duly and validly authorized has been duly and validly authorized by all necessary corporate or trust action. This Agreement is a legal, valid and binding obligation of the such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

                  (c) The execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) shall not result in a violation (x) under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental Authority, applicable to such Stockholder or (y) of the certificate of incorporation or bylaws (or, if such Stockholder is not a corporation, such Stockholder's similar organizational documents); and (ii) shall not result in the creation or imposition of any Lien (other than Permitted Liens) upon the Surviving Corporation in favor of any Person, except, in the case of clause
         (i)(x), where such violation would not have a Material Adverse Effect on such Stockholder.

                  (d) Except as set forth on Schedule 5.18(d), such Stockholder is not party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to any Company Common Stock. At the Closing, such Stockholder will have good title to all of the capital stock of the Company owned by it free and clear of any Liens (other than Permitted Liens).

                  (e) Such Stockholder does not have any plan or intention to dispose of or otherwise transfer any of the NII Common Stock to be received in the Merger to NII in redemption of such stock, or to any person related to NII (as defined in Section 1.368-1(e)(3) of the Treasury Regulations), either directly or through any transaction, agreement or arrangement with any Person.

                  (f) Except as set forth on Schedule 5.18(f), the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby and thereby by such Stockholder, will not require such Stockholder to obtain or make (as the case may be) any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority except for (a) applicable requirements, if any, of the HSR Act, the DGCL, the Securities Act, the Exchange Act, state securities or Blue Sky laws and the Bylaws of the National Association of Securities Dealers, Inc., or (b) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications (other than under proviso (a) of this exception), would not prevent or delay consummation of the Merger or otherwise prevent such Stockholder from performing its or their obligations under this Agreement.

                  (g) Each such Stockholder (i) understands that the NII Common Stock will not be registered under the Securities Act, or under any applicable state securities law, prior to the Closing Date, but is subject to the Registration Rights Agreement that NII and FMTTM and the Stockholders will enter into at Closing, (ii) understands that, except as set forth in Section 5.8, the NII Common Stock will be subject to a restriction on transfer until the first anniversary of the Closing Date, (iii) is acquiring an interest in the NII Common Stock solely for his, her or its own account for investment purposes, and not with a view to a distribution thereof, except as provided in Section 5.8, (iv) is a sophisticated investor with knowledge and experience in business and financial matters and shall not sell or otherwise transfer such shares except when such sale or transfer is made in compliance with the Securities Act and all applicable state securities laws and (e) has received certain information concerning NII and FMTTM and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the NII Common Stock.

         6. CONDITIONS PRECEDENT TO OBLIGATIONS OF NII AND FMTTM

         The obligation of NII and FMTTM to effect the Merger is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

         6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders and the Company contained in or made pursuant to this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties made as of a particular date, which shall be true, correct and complete on and as of such date); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and certificates to the foregoing effects dated the Closing Date and signed on behalf of the Company, in the case of representations, warranties, covenants and agreements of the Company, and by the Stockholders, in the case of representations, warranties, covenants and agreements of the Stockholders, shall have been delivered to NII and FMTTM.

         6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision preventing the consummation of the Merger by NII or FMTTM on substantially the same term and conferring on NII and FMTTM substantially the same rights and benefits as contemplated herein, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

         6.3 No Material Adverse Effect. From the date hereof through the Closing Date, the Company shall not have suffered a Material Adverse Effect and NII and FMTTM shall have received a certificate signed on behalf of the Company dated the Closing Date to such effect.

         6.4 Indebtedness. As of immediately prior to the Closing, the Indebtedness of the Company shall not exceed $12,785,530 and the Indebtedness of the Company not including outstanding letters of credit shall not exceed $11,530,000, and NII shall have received pay-off letters from the holders of the Indebtedness stating the amount necessary to pay-off such Indebtedness as of the Closing.

         6.5 Consents and Approvals. The Company shall have delivered to NII and FMTTM copies of all Required Third Party Consents, all of which shall have been obtained, and evidence that all required filings and notices to Governmental Authorities or other third parties have been made.

         6.6 [Reserved]

         6.7 Lender Approval. NII and FMTTM shall have received approval for the consummation of the transactions contemplated herein from its lenders.

         6.8 Charter Documents. NII and FMTTM shall have received (a) a copy of the Certificate of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, as the case may be.

         6.9 Closing Financial Condition. As of the Closing Date the financial condition of the Company shall be as stated in a certificate (the "Closing Financial Certificate") signed on behalf of the Company and by the Stockholders, certifying the aggregate amount of the Company's Indebtedness.

         6.10 Former Stockholder Payments. NII and FMTTM shall have received a copy of the preliminary agreement between the Company and the Former Stockholders contemplated under Section 5.5 and evidence satisfactory to NII that the Former Stockholder Escrow has been funded with $1,800,000 pursuant to an escrow agreement as contemplated in Section 5.5.

         6.11 FIRPTA Compliance. The Stockholders shall have delivered to NII and FMTTM a properly executed statement in a form reasonably acceptable to NII and FMTTM for purposes of satisfying NII and FMTTM's obligations under Treas. Reg.ss.1.1445-2.

         6.12 Option Notice and Consent. At least three days shall have passed since the date that the Company delivered notice to the holders of Company Options that the Company's option plan would be terminated as of the Closing and NII Options would be issued to such holders in place of such Company Options pursuant to the terms of Section 5.9 and the Company shall have received the consent of each such optionholder to the termination of the Company's option plan and the transactions contemplated in Section 5.9.

         6.13 Employment Agreement. The person identified on Exhibit 6.13 shall have executed and delivered to NII an employment agreement on terms and conditions satisfactory to NII and such employment agreement shall be in full force and effect.

         6.14 Registration Rights Agreement. The Stockholders and NII shall have entered into the Registration Rights Agreement.

         6.15 Management Bonus. General Electric Pension Trust and Ambassadors International, Inc. shall have deposited into the Company funds in the amount of $1,500,000 plus applicable payroll taxes, which funds shall be used by the Surviving Corporation to make payments under the Company's management participant bonus plan.

         7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE COMPANY

         The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

         7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of NII and FMTTM contained in or made pursuant to this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties made as of a particular date, which shall be true, correct and complete on and as of such date); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by NII or FMTTM on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of NII and of FMTTM shall have been delivered to the Company and the Stockholders.

         7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision preventing the consummation of the Merger by NII or FMTTM on substantially the same term and conferring on NII and FMTTM substantially the same rights and benefits as contemplated herein, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

         7.3 No Material Adverse Effect. From the date hereof through the Closing Date, neither NII nor FMTTM shall have suffered a Material Adverse Effect and the Company shall have received a certificate signed on behalf of NII and FMTTM dated the Closing Date to such effect.

         7.4 Consents and Approvals. Except for the approval or consent by ARC (which the parties agree shall be sought after Closing), all necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by NII and FMTTM of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

         7.5 Former Stockholder Payments. NII and FMTTM shall have received a copy of the preliminary agreement between the Company and the Former Stockholders contemplated under Section 5.5 and evidence satisfactory to NII that the Former Stockholder Escrow has been funded with $1,800,000 pursuant to an escrow agreement as contemplated in Section 5.5.

         7.6 Charter Documents. The Company and the Stockholders shall have received (a) a copy of the Certificate of Incorporation of each of NII and FMTTM certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of each of NII and FMTTM certified by the Secretary of the Company, as the case may be.

         7.7 [Reserved]

         7.8 Lender Approval. The Company and the Stockholders shall have confirmation that the Company's lender, Bank of America, N.A., has approved the consummation of the transactions contemplated herein.

         7.9 Registration Rights Agreement. The Stockholders and NII shall have entered into the Registration Rights Agreement.

         8. INDEMNIFICATION

         8.1 General Indemnification by the Stockholders.

                  (a) After the Merger Effective Time, the Stockholders, severally, but not jointly, and only to the extent of the Merger Consideration each Stockholder receives in this transaction and with respect to each Claim pro rata in accordance with each Stockholder's stock ownership immediately prior to the Merger Effective Time, covenant and agree to indemnify, defend, protect and hold harmless NII, FMTTM and their respective officers, directors, employees, stockholders, heirs, successors, assigns, affiliates and representatives (individually, an "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") from, against and in respect of: all liabilities, losses, claims, damages, Taxes, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i) any breach of or inaccuracy in any representation
                  or warranty of the Company set forth in Article 3 of this Agreement or any Schedule or certificate, delivered by or on behalf of the Company pursuant to this Agreement;

                           (ii) with respect to any covenant or agreement under
                  this Agreement, the nonfulfillment of any such covenant or agreement by the Company prior to the Closing Date; and

                           (iii) any Former Stockholder Payments paid after the
                  Closing in excess of the amount funded into the Former Stockholder Escrow.

                  (b) After the Merger Effective Time, each Stockholder covenants and agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and in respect of:

                           (i) any breach of or inaccuracy in any representation
                  or warranty of such Stockholder set forth in Section 5.18 of this Agreement or in any Schedule or certificate, delivered by or on behalf of such Stockholder pursuant to this Agreement; or

                           (ii) any nonfulfillment of any covenant or agreement
                  by such Stockholder under this Agreement.

         8.2 Indemnification by NII and FMTTM. After the Merger Effective Time, NII and FMTTM, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless the Stockholders, and their respective and their respective officers, directors, employees, stockholders, heirs, successors, assigns, affiliates and representatives (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                  (a) any breach of or inaccuracy in any representation or warranty of NII and FMTTM set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of NII and FMTTM pursuant to this Agreement; and

                  (b) any nonfulfillment of any covenant or agreement by NII or FMTTM under this Agreement.

         8.3 Limitation and Expiration. Notwithstanding the above or any provision contained herein to the contrary:

                  (a) there shall be no liability for indemnification under
         Section 8.1 or Section 8.2 unless and until and solely to the extent that the aggregate amount of Damages exceeds $450,000, respectively (the "Indemnification Deductible"), provided, however, that the Indemnification Deductible shall not apply to Claims under Section 8.1(a)(iii) and Claims under Section 8.1(a)(iii) shall not be included in determining the application of the Indemnification Deductible to any other Claims;

                  (b) the aggregate amount of the Stockholders' liability for all Claims hereunder shall be limited to the Escrow Amount as the sole and exclusive remedy of the Buyer Indemnified Parties for the Stockholders' indemnity obligations hereunder; provided, however, only with respect to Claims arising out of (i) the indemnification provided in Section 8.1(a)(i) with respect to any breaches of or inaccuracies in any of the representations and warranties made in Sections 3.4 (Capital Stock of the Company), 3.25 (Employee Benefit Plans), 3.26 (Taxes), 5.18(d) (ownership of Company Capital Stock) or (ii) the indemnification provided in Section 8.1(a)(iii) (Former Stockholder Payments) (collectively (i) and (ii) being the "Excluded Sections"), and to the extent that the Escrow Amount is fully depleted or the escrow period has expired and the indemnity obligations of the Stockholders shall not have expired hereunder, then NII shall be entitled to make Claims under only the Excluded Sections directly against the Stockholders (severally and not jointly, in accordance with each Stockholders pro rata ownership of Company Common Stock immediately prior to the Merger); provided further that, with respect to Claims arising out of the Excluded Sections, the aggregate liability of each Stockholder for Claims made directly against such Stockholder shall not exceed the amount of the Merger Consideration delivered to such Stockholder under this Agreement (including such Stockholders' pro rata allocable share of the Escrow Amount);

                  (c) the maximum aggregate amount of NII's and FMTTM's liability under this Agreement to the Seller Indemnified Parties shall not exceed the amount of the Merger Consideration delivered to the Stockholders under this Agreement; provided however that NII's liability to each Stockholder (including their respective heirs, successors, assigns, affiliates and representatives) shall not exceed the Merger Consideration delivered to such Stockholder under this Agreement;

                  (d) for purposes of Section 8.3(b) and (c), the value of the NII Common Stock shall equal $12.25 per share;

                  (e) the indemnification obligations of the Stockholders, NII and FMTTM under this Article 8, shall terminate as follows:

                           (i) (A) except as to representations, warranties, and
                  covenants specified in clause (i)(B) of this Section 8.3(c), eighteen months after the Closing Date; and

                                    (B) with respect to representations and
                           warranties contained in Sections 3.4 (Capital Stock of the Company), 3.25 (Employee Benefit Plans), 3.26 (Taxes) and 5.18(d), and the indemnification set forth in Section 8.1(a)(iii) on the earlier to occur of (A) on the date that is one (1) month after the expiration of the respective applicable federal or state statute of limitation (including extensions thereof), and (B) five (5) years after the Closing Date; and

                           (ii) if an Indemnified Party delivers to an
                  Indemnifying Party, before the expiration or the period specified in Section 8.3(d)(i), a Claim Notice or a notice described in Section 5.1(b)(i), then such indemnification obligation shall continue, but only for purposes of the resolution of the matter covered by the Claim Notice or notice described in Section 5.1(b)(i); and

                  (f) Notwithstanding anything in this Agreement to the contrary and subject to the conditions of this Section 8.3(f), for purposes of determining whether an indemnification Claim under this Article 8 has occurred by reason of a breach of or inaccuracy in a representation or warranty, any phrases indicating "materiality" or "Material Adverse Effect" contained in such representation or warranty (each a "Materiality Qualifier") shall be respected. However, notwithstanding that because of the existence of a Materiality Qualifier in a representation or warranty there has been no a breach of or inaccuracy in such representation or warranty, if a Buyer Indemnified Party or Seller Indemnified Party suffers or incurs any Damages because of an event or circumstance that would have been a breach of or an inaccuracy in such representation or warranty had such representation or warranty not contained a Materiality Qualifier, the amount of such Damages shall nevertheless count against the Indemnification Deductible applicable to such parties' aggregate Claims. Nothing in this Section 8.3(f) shall create any additional indemnification obligation of any Indemnifying Party beyond the obligations set forth in Sections 8.3(a) through (e) that is not otherwise collectible pursuant to this Article 8.

         8.4 Indemnification Procedures. All claims or demands for indemnification under this Article 8 ("Claims") other than any claim made by a Tax Authority relating to Taxes (which shall be asserted and resolved in accordance with Section 5.1(b)) shall be asserted and resolved as follows:

                  (a) In the event that either any Seller Indemnified Party or any Buyer Indemnified Party (each an "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to
         Section 8.1 or 8.2 hereof (an "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within twenty-one (21) days after the date of delivery of the Claim Notice that it disputes such Claim, with a reasonably detailed statement of the basis of such position (the "Dispute Notice"), the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case a Dispute Notice is delivered to an Indemnified Party in accordance with this Section 8.4(a), the parties shall submit the dispute to binding arbitration pursuant to Section 8.7.

                  (b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third-Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have twenty-one (21) days from date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                           (i) In the event that the Indemnifying Party notifies
                  the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, which shall not be unreasonably withheld, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                           (ii) If at any time, in the reasonable opinion of the
                  Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third-Party Claim seeks material prospective relief which could have a Material Adverse Effect on any Indemnified Party or the Company or any of its Subsidiaries, the Indemnified Party shall have the right at its sole cost and expense to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

                  (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

                  (d) Subject to the provisions of Section 8.3, the Indemnified Party's failure to give reasonably prompt notice as required by this
         Section 8.4 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party or the Indemnifying Party's ability to properly defend (or mitigate Damages in connection with) such claim.

                  (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8. Upon making any payment to an Indemnified Party for Damages hereunder, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which

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

         the Indemnified Party may have against third parties with respect to the subject matter of such Damages.

         8.5 Survival; Effect of Knowledge. The representations and warranties of the Company and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.3. The representations of NII and FMTTM will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.3. All covenants of the parties that are to be performed after Closing shall continue in effect and expire in accordance with their respective terms Notwithstanding any provision contained herein to the contrary, no Indemnified Party shall be entitled to indemnification hereunder with respect to a breach by an Indemnifying Party of any representations and warranties hereunder that such Indemnified Party had actual knowledge of on the date hereof, where such actual knowledge was acquired because the events, circumstances and consequences thereof were clear on its face from materials actually provided to or obtained by the Indemnified Party prior to Closing.

         8.6 Exclusive Remedies. The parties hereto acknowledge and agree that the indemnities and remedies provided in this Article 8 shall be the sole and exclusive remedies of the parties hereto, their Affiliates, successors and assigns with respect to any and all Claims for Damages sustained or incurred by any of them arising out of this Agreement and the transactions contemplated hereby and the parties shall not be entitled to a rescission of this Agreement or any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

         8.7 Waiver of Claims. If the Closing occurs and effective at the Merger Effective Time, each of the Stockholders hereby waives and relinquishes any right of contribution or other similar right against the Company arising out of the Company's representations, warranties, covenants and agreements contained herein, other than Claims arising directly or indirectly as a result of the operation of the Company or its Subsidiary after the Closing. The Stockholders agree that any Claims of the NII and FMTTM Indemnified Parties and their respective officers, directors, employees and agents hereunder, whether for indemnification or otherwise, may be asserted against the Stockholders without the need for any Claim against or joinder of the Company.

         8.8 Right of Set-Off.

                  (a) The Buyer Indemnified Parties shall set off any amount to which any Buyer Indemnified Party may be entitled under this Article 8 against the Escrow Amount.

                  (b) Upon notice to the Stockholders' Representative specifying in reasonable detail the basis for such set-off, NII and FMTTM may give notice to the Stockholders' Representative that any Buyer Indemnified Party has an unresolved Claim under this Article 8 that may be set off against the Escrow Amount, in which case the amount of such unresolved Claim shall be retained in the Escrow Amount until the final determination of such Claim.

                  (c) The Contingent Merger Consideration shall not be subject to set-off Claims pursuant to this Article 8.

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

         8.9 Arbitration

                  (a) Claims submitted to arbitration under this Section 8.9 ("Arbitrated Disputes") shall be resolved by binding arbitration administered by the AAA provided in this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time (the "Rules"). The hearing locale shall be Arlington, Virginia. A single, neutral arbitrator, the ("Arbitrator") shall be appointed by the AAA, within five (5) days after an Arbitrated Dispute is submitted for arbitration under this
         Section 8.9 to preside over the arbitration and resolve the Arbitrated Dispute. The Arbitrator shall be selected from the AAA's Commercial Panel, and shall have expertise in the interpretation of commercial contracts and in the travel industry. The parties shall have three (3) days to object in writing to the appointment of the Arbitrator, the sole basis for such objection being an actual conflict of interest. The AAA, in its sole discretion, shall determine within three (3) days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest.

                  (b) The Arbitrator's decision (the "Decision") shall be binding and the prevailing party may enforce the Decision in any court of competent jurisdiction.

                  (c) The parties shall use their commercially reasonable best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely.

                  (d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a Claim, and the Arbitrator shall have no authority to award punitive damages. The Arbitrator shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section 8.9 and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. Notwithstanding the above, the Arbitrator shall award attorney's fees and cost to the prevailing party. The Arbitrator shall render a Decision within thirty (30) days after being appoint to serve as Arbitrator, unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period, such as need to obtain necessary documentation and other reasonable discovery.

         9. SOLICITATION; CONFIDENTIALITY

         9.1 Prohibited Activities. Each of Stuart Mill and Hough Investment Limited Partnership will not, for a period of one (1) year following the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person or business of whatever nature:

                  (a) call upon any Person who is, at that time, an employee of any of NII or its Affiliates (including the Surviving Corporation) travel, for the purpose or with the intent of enticing such employee away from or out of the employ of the Business;

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

                  (b) will not, in any capacity, engage in the development, manufacturing, marketing and transfer, whether by sale or license, of software for travel businesses (the "Business"), within one hundred
         (100) miles of anywhere where the NII or the Surviving Corporation conducts Business (the "Territory"); or

                  (c) call upon any Person who is, at that time, or that has been, within one year prior to that time, a customer of the Business within the Territory for the purpose of soliciting or selling products or services in competition with the Business within the Territory.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Stuart Mill or Hough Investment Limited Partnership from acquiring as an investment of less than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter. For purposes of this Article 9, the references to "NII" shall mean Navigant International, Inc., together with its Subsidiaries and affiliates.

         9.2 Confidentiality. Each Stockholder recognizes that by reason of such Stockholder's ownership of the Company such Stockholder has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its affiliates or Subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Stockholder covenants and agrees with the Company and NII that such Stockholder will not at any time, except in performance of the Stockholder's obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the board or director of the Company, directly or indirectly, disclose any secret or confidential information that such Stockholder may learn or has learned by reason of such Stockholder's ownership of the Company, or use any such information in a manner detrimental to the interests of the Company or NII, unless (i) such information becomes known to the public generally through no fault of any Stockholder and such Stockholder has no knowledge of a release by any other Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) such Stockholder reasonably believes that such disclosure is required in connection with the defense of a lawsuit against such Stockholder, provided that prior to disclosing any information pursuant to clause (ii) or (iii) above, such Stockholder shall give prior written notice thereof to NII and provide NII with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or NII management with respect to the Company's or NII, or any of their affiliates' or Subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

         9.3 Damages. Because of the difficulty of measuring economic losses to NII as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to NII for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by NII in the event of breach by the Stockholder, by injunctions and restraining orders.

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

         9.4 Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on the Stockholders in light of the activities and business of NII on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby, and the current plans of NII; but it is also the intent of NII and the Stockholders that such covenants be construed and enforced in accordance with the changing activities and business of NII throughout the term of this covenant.

         9.5 Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         9.6 Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against NII and FMTTM, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NII and FMTTM of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         9.7 Materiality. The Company and the Stockholders hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

         10. GENERAL

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

                  (a) by mutual consent of NII, the Company and the Stockholders;

                  (b) by the Company, on the one hand, or by NII, on the other hand, if the Closing shall not have occurred on or before June 27, 2001, because of the failure of a closing condition or otherwise; provided that the right to terminate this Agreement under this Section 10.01(b) shall not be available to either party whose misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) by the Company, on the one hand, or by NII, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the

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

         covenants, agreements or conditions contained herein, and the curing of such default shall not have been made within fifteen (15) days after the date of such default;

                  (d) by NII if the Company shall have suffered a Material Adverse Effect;

                  (e) by the Company if NII or FMTTM shall have suffered a Material Adverse Effect; or

                  (f) by the Company, on the one hand, or by NII, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority which would make the consummation of the transactions contemplated by this Agreement illegal.

         10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence,
(i) the provisions of this Article 10 and the confidentiality provisions of
Section 5.4 shall remain in full force and effect and survive any termination of this Agreement, (ii) NII shall remain liable for its willful or intentional breach of this Agreement prior to termination of this Agreement and (iii) the Company shall remain liable for its or any Stockholder's willful or intentional breach of this Agreement prior to termination of this Agreement.

         10.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of NII and FMTTM, and the heirs and legal representatives of the Stockholders.

         10.4 Entire Agreement; Amendment; Waiver. This Agreement and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         10.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, which counterparts may be sent by telefax (with originals to follow), each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         10.6 Brokers and Agents. The Company and the Stockholders (as a group) and NII and FMTTM each represents and warrants to the other that it has not employed any broker or

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

agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

         10.7 Expenses. NII and FMTTM have paid and will pay the fees, expenses and disbursements of NII and FMTTM and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Company has paid and will pay the fees, expenses and disbursements of the Company, the Stockholders and each of their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

         10.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.6 and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

         10.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to NII and FMTTM to:

                   Navigant International, Inc.
                   84 Inverness Circle East
                   Englewood, Colorado 80112
                   Attention:  Edward Adams, Chief Executive Officer
                   Attention:  Eugene A. Over, Jr., General Counsel
                   Facsimile:  (303) 706-0678

                   with a required copy (which shall not constitute notice) to:

                   Wilmer, Cutler & Pickering
                   2445 M Street, NW
                   Washington, DC 20037
                   Attention: Thomas W. White, Esq.
                   Facsimile: (202) 663-6363

         If to the Stockholders to:

                   Stockholders' Representative

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

                   c/o Stuart Mill Capital, LLC
                   1005 North Glebe Road
                   Arlington, Virginia  22201
                   Attention: Lawrence A. Hough
                   Facsimile: 703-358-1492

                   with a required copy (which shall not constitute notice) to:

                   Shaw Pittman
                   1650 Tysons Boulevard, 14th Floor
                   McLean, Virginia  22102
                   Attention:  Lawrence T. Yanowitch, Esq.
                   Facsimile:  703-770-7901

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         10.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Delaware without regard to its principles of conflicts of laws.

         10.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

         10.12 Absence of Third Party Beneficiary Rights. Except for the agreements set forth in Section 5.7 and Article 8 above, no provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, Stockholder, employee or partner of any party hereto or any other Person or entity; except that former directors and officers of the Company shall be third party beneficiaries of the agreements continued in
Section 5.17.

         10.13 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         10.14 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as

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

to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         10.15 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

         "AAA" means the American Arbitration Association, or any successor body.

         "Accounts Receivable" has the meaning set forth in Section 3.13.

         "Adjusted EBITDA" means the amount equal to the sum of (i) the Company's net income from operations for the Trailing Period, plus (ii) the Company's interest, taxes, depreciation and amortization for the Trailing Period, plus (iii) the management fee of Eight Hundred Thousand Dollars ($800,000) paid to certain stockholders of the Company during the Trailing Period.

         "Affiliate" or "Affiliated" shall mean, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with such Person.

         "Arbitrated Disputes" has the meaning set forth in Section 8.9(a).

         "Arbitrator" has the meaning set forth in Section 8.9(a).

         "ARC" means the Airlines Reporting Company.

         "Bankruptcy Laws and Equitable Principles" means laws, now or hereinafter in effect, relating to (i) bankruptcy, insolvency, reorganization, relief of debtors, fraudulent transfer and similar laws affecting the rights of creditors generally, and (ii) specific performance, injunctive relief and other equitable principles and remedies.

         "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom, plan, program, policy or practice that (i) is an Employee Benefit Plan or (ii) is maintained or contributed to by, or entered into with Company or any Subsidiary, with respect to employees (or former employees) employed outside the United States to the extent that the contributions thereto or benefits provided thereunder are mandated by the laws of the applicable foreign jurisdiction, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

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Benefit Arrangement excludes any incentive compensation program the expense of which is borne solely by one or more Stockholders.

         "Business" has the meaning set forth in Section 9.1(b).

         "Buyer Indemnified Party" has the meaning set forth in Section 8.1(a).

         "CDSC's" has the meaning set forth in Section 3.25(f).

         "Certificate" has the meaning set forth in Section 1.11(b).

         "Charter Documents" has the meaning set forth in Section 3.1.

         "Claim Notice" has the meaning set forth in Section 8.4(a).

         "Claims" has the meaning set forth in Section 8.4.

         "Closing" has the meaning set forth in Article 2.

         "Closing Date" has the meaning set forth in Article 2.

         "Closing Date Tax Reserves" means the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) with respect to the Company and its Subsidiaries reflected on the Interim Balance Sheet adjusted for amounts accrued in the ordinary course of business for the period beginning on the Interim Balance Sheet Date and up to and including the Closing Date.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercial Software" means software generally available off-the-shelf for sale to the general public.

         "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

         "Company Capital Stock" has the meaning set forth in Section 1.8.

         "Company Financial Statements" has the meaning set forth in Section
3.9.

         "Company Hazardous Materials Activities" has the meaning set forth in
Section 3.23(b).

         "Company Intellectual Property" has the meaning set forth in Section 3.18(d).

         "Company Options" has the meaning set forth in Section 3.4(b).

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

         "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan currently or formerly maintained by the Company or to which the Company or any of its Subsidiaries is obligated to make payments, in each case with respect to any present or former employees of the Company.

         "Confidentiality Agreement" has the meaning set forth in Section 5.4.

         "Contingent Merger Consideration" has the meaning set forth in Section 1.8(a).

         "Contingent Payment Notice" has the meaning set forth in Section
1.8(d).

         "Copyright" means any United States or foreign copyright (registered or unregistered) owned by the Company, including any application for a United States or foreign copyright registration made by the Company.

         "CRS" means Computer Reservation Systems.

         "Damages" has the meaning set forth in Section 8.1(a).

         "Decision" has the meaning set forth in Section 8.9(b).

         "Dispute Notice" has the meaning set forth in Section 8.4(a).

         "EBITDA" means earnings before interest, taxes, depreciation and amortization.

         "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA, but shall not include any obligation, arrangement, custom, plan, program, policy or practice that is maintained or contributed to by, or entered into with Company or any Subsidiary, with respect to employees (or former employees) employed outside the United States to the extent that the contributions thereto or benefits provided thereunder are mandated by the laws of the applicable foreign jurisdiction.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor law.

         "ERISA Affiliate" means any Person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

         "Escrow Agent" has the meaning set forth in Section 1.10.

         "Escrow Agreement" has the meaning set forth in Section 1.10.

         "Escrow Amount" has the meaning set forth in Section 1.10.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder, or any successor law.

         "Foreign Benefit Plan or Arrangement" means a Benefit Arrangement or Employee Benefit Plan maintained, contributed to, or entered into with respect to employees (or former employees) employed outside the United States, together with any such plans, programs, or arrangements mandated by the laws of the applicable foreign jurisdictions.

         "Former Stockholders" has the meaning set forth in Section 5.5

         "Former Stockholder Payment" has the meaning set forth in Section 5.5.

         "Former Stockholder Escrow" has the meaning set forth in Section 5.5.

         "GAAP" means United States generally accepted accounting principles.

         "Government Bid" shall mean any written quotations, bids or proposals that, if accepted, would bind any Person to perform the resultant Government Contract to furnish products or services to (A) any Governmental Authority, (B) any prime contractor of any Governmental Authority, or (C) any subcontractor, at any tier level, to any contract described in clauses (A) or (B) above.

         "Government Contract" shall mean a written, mutually binding legal relationship with (A) any Governmental Authority, (B) any prime contractor of any Governmental Authority, or (C) any subcontractor, at any tier level, to any contract described in clauses (A) or (B) above which obligates any Person to furnish products or services to a Governmental Authority.

         "Governmental Authority" means any federal, state, municipal, foreign or other governmental or quasi-governmental department, authority, commission, board, court, bureau, administrative agency, body or instrumentality, including without limitation the U.S. Government and any and all agencies, commissions, branches, instrumentalities and departments thereof.

         "Hazardous Material" means any substance that has been designated by any Governmental Authority or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including all rules and regulations promulgated thereunder, or any successor law.

         "Indemnification Deductible" has the meaning set forth in Section
8.3(a).

         "Indemnified Party or Parties" has the meaning set forth in Section 8.4(a).

         "Indemnifying Party" has the meaning set forth in Section 8.4(a).

         "Initial Merger Consideration" has the meaning set forth in Section 1.8(a).

         "Interim Balance Sheet" has the meaning set forth in Section 3.9.

         "Interim Balance Sheet Date" has the meaning set forth in Section 3.9.

         "Interim Financials" has the meaning set forth in Section 3.9.

         "IRS" means the United States Internal Revenue Service.

         "Lease(s)" has the meaning set forth in Section 3.16(b).

         "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Mark" means all right, title and interest in and to any United States or foreign trademarks, service marks and trade names used by the Company in the operation of their business, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

         "Material Adverse Effect" shall mean, with respect to a Person, any fact, event, change, development, circumstance or effect that is individually or in the aggregate with other facts, events, changes, developments, circumstances or effects (i) materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities or properties of such Person and its Subsidiaries, taken as a whole, or (ii) in the event such Person is a party to this Agreement, would materially impair or delay the ability of such Person to perform its obligations hereunder or under the agreements contemplated hereby (including, without limitation, the consummation of the Merger); provided that, a Material Adverse Effect shall not include (w) changes in general economic conditions adversely affecting the travel industry generally, (x) changes in the travel industry, (y) any fact, event, change, development, circumstance or effect that is primarily caused by the pendency of this Agreement or Merger or the transactions contemplated hereby or thereby (including, without limitation, liabilities incurred in connection with this Agreement, the Merger or the transactions contemplated hereby), or (z) with respect to NII or FMTTM, in and of itself (A) any change in the trading prices of NII Common Stock or (B) the announcement or consummation of a sale of NII.

         "Material Contracts" has the meaning set forth in Section 3.20(b).

         "Materiality Qualifier" has the meaning set forth in Section 8.3.

         "Merger Consideration" has the meaning set forth in Section 1.8(a).

         "Merger Effective Time" has the meaning set forth in Section 1.2.

         "Multiemployer Plan" means any Employee Benefit Plan described in
Section 3(37) of ERISA.

         "NII Charter Documents" has the meaning set forth in Section 4.1.

         "NII Common Stock" means the common stock of NII, par value $.01.

         "NII Contingent Stock Value" has the meaning set forth in Section
1.8(a).

         "NII Options" has the meaning set forth in Section 4.5(b).

         "Patent" means any United States or foreign patent to which the Company has title, as well as any application for a United States or foreign patent made by the Company.

         "Permit" has the meaning set forth in Section 3.14.

         "Permitted Liens" means (i) Liens for Taxes not yet due and payable or which are being contested in good faith, (ii) mechanics, warehousemen and materialmen Liens not usual in nature or amount, incurred in the ordinary course of business that have not attached to property of the Company, (iii) Liens consisting of zoning or planning restrictions, easements, or permits that restrict or limit the use of real property but that do not materially detract from the value of, or materially impair the use of, such property by the Company in the operation of its business, and (iv) pledges and deposits made in the ordinary course of business.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Personal Property" has the meaning set forth in Section 3.17.

         "Pre-Closing Period" means any Taxable Period ending on or before the Closing Date.

         "Pre-Closing Return" means a Tax Return for a Taxable Period ending on or before the Closing Date.

         "Preferred Vendors" has the meaning set forth in Section 3.20(a).

         "Preferred Vendor Agreement" has the meaning set forth in Section 3.20(a).

         "PTO" means the United States Patent and Trademark Office.

         "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

         "Real Property" means all interests in real property including, without limitation, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights-of-way and all buildings and other improvements thereon, used by the Company, together with any additions thereto or replacements thereof.

         "Registration Rights Agreement" has the meaning set forth in Section 5.8(a).

         "Related Party" has the meaning set forth in Section 3.15.

         "Required Third Party Consents" means the consents set forth in
Schedule 10.15.

         "RFP Contract Air Volume" means the dollar value of air sales under the applicable RFP contract(s).

         "Reviewing Accountants" has the meaning set forth in Section 1.8(d).

         "Rules" has the meaning set forth in Section 8.9(a).

         "Sale of NII" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of NII in which NII is not the continuing or surviving corporation or pursuant to which shares of the capital stock would be converted into cash, securities or other property, other than a merger of NII in which the holders of the capital stock immediately prior to the merger hold greater than 50% of the voting power of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of NII, or (ii) the stockholders of NII shall approve any plan or proposal for liquidation or dissolution of NII, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of NII's outstanding capital stock.

         "Schedules" has the meaning set forth in Section 1.14.

         "Securities Act" means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder, or any successor law.

         "Seller Indemnified Party" has the meaning set forth in Section 8.2.

         "Stockholders' Representative" has the meaning set forth in Section
1.13.

         "Significant Customers" has the meaning set forth in Section 3.20(a).

         "Software" means all software used by the Company in its front-office, mid-office and back office operations, but excluding Commercial Software.

         "Subsidiary" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

         "Straddle Period" means a Taxable Period beginning on or before and ending after the Closing Date.

         "Straddle Return" means a Tax Return for a Straddle Period.

         "Tax" (including with correlative meaning the terms "Taxes" and "Taxable") means all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, withholding, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever imposed by a Taxing Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

         "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of the United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

         "Tax Proceeding" means any action, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) relating to Taxes or Tax Returns.

         "Taxable Period" shall mean any taxable year or any other period that is treated as a taxable year or separate reporting period with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax and any amendment thereof.

         "Territory" has the meaning set forth in Section 9.1(b).

         "Third Party Consents" has the meaning set forth in Section 3.20(e).

         "Third Party Intellectual Property" has the meaning set forth in
Section 3.18(d).

         "Trailing Period" has the meaning set forth in Section 3.8(a).

         "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

         "Year-End Financials" has the meaning set forth in Section 3.9.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                          NAVIGANT INTERNATIONAL, INC.


                          By: _________________________________
                              Edward S. Adams
                              Chairman and Chief Executive Officer


                          FMTTM ACQUISITION CORPORATION


                          By: _________________________________
                              Robert C. Griffith
                              Vice President, Treasurer and Secretary



                          SATO TRAVEL HOLDING CO., INC.


                          By: ________________________________
                              Lawrence A. Hough
                              Co-Chairman and CEO

                          GENERAL ELECTRIC PENSION TRUST



                          By:      ________________________________
                          Name:    ________________________________
                          Title:   ________________________________

                          STUART MILL, LLC


                          By:      ________________________________
                          Name:    ________________________________
                          Title:   ________________________________


                    [signatures continued on following page]

                          AMBASSADORS INTERNATIONAL, INC.



                          By:      ________________________________
                          Name:    ________________________________
                          Title:   ________________________________

                          HOUGH INVESTMENT LIMITED
                          PARTNERSHIP



                          By:      ________________________________
                          Name:    Lawrence A. Hough
                          Title:   ________________________________

                                    EXHIBIT A

                                  Stockholders

General Electric Pension Trust
Stuart Mill, LLC
Ambassadors International, Inc.
Hough Investment Limited Partnership

                                   EXHIBIT 1.2

                              Certificate of Merger

                              CERTIFICATE OF MERGER

                                       OF

                          SATO TRAVEL HOLDING CO., INC.

                                       AND

                          FMTTM ACQUISITION CORPORATION


         It is hereby certified that:

                  1. The constituent business corporations participating in the merger herein certified are:

                  (i) SATO Travel Holding Co., Inc., which is incorporated under the laws of the State of Delaware;

                           and

                  (ii) FMTTM Acquisition Corporation, which is incorporated under the laws of the State of Delaware.

                  2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

                  3. The surviving corporation in the merger herein certified is SATO Travel Holding Co., Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

                  4. The Certificate of Incorporation of SATO Travel Holding Co., Inc., is hereby amended and restated by reason of merger in accordance with the provisions of the General Corporation Law of the State of Delaware and said Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

                  5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

                                    84 Inverness Circle East
                                    Englewood, Colorado 80112

                  6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

                  7. The merger shall be effective upon the filing of this Certificate of Merger.



                                       SATO TRAVEL HOLDING CO., INC.

                                       By:  __________________________
                                            Name:
                                            Title:

                                    EXHIBIT A
                                    ---------

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          SATO TRAVEL HOLDING CO., INC.


         The undersigned, being the President of SATO Travel Holding Co., Inc. (the "Corporation"), acting pursuant to the authority given by the Board of Directors of the Corporation and Sections 242 and 245 of the Delaware General Corporation Law, hereby adopts this Amendment and Restated Certificate of Incorporation and certifies as follows:


         1. The name of the Corporation is SATO Travel Holding Co., Inc. The original date of filing with the Delaware Secretary of State was September 23, 1998.

         2. This Amended and Restated Certificate of Incorporation restates and integrates into a single instrument the Certificate of Incorporation of the Corporation and adopts further amendments to the Corporation's Certificate of Incorporation as approved by the Board of Directors and Shareholders of the Corporation.

         3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

                  1. The name of the Corporation is: SATO Travel Holding Co,
         Inc.

                  2. The address of the Corporation's registered office in the State of Delaware is 2711 Centreville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent is the Corporation Service Company.

                  3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

                  4. The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be common stock of one class, par value of one cent ($.01) per share, amounting in the aggregate to par value of ($10.00).

                  5. The Corporation shall be managed by or under the direction of the Board of Directors which shall exercise all powers conferred under the laws of Delaware. The Board of Directors shall have all powers necessary or appropriate for the administration of the affairs of the

         Corporation and may perform all acts in furtherance thereof as are not forbidden to the directors by law, this Certificate of Incorporation, or the bylaws.

                  The manner of election or appointment of directors shall be provided in the bylaws. Elections of directors of the Corporation need not be by written ballot unless the bylaws so provide. The number of directors shall be set in the manner provided in the bylaws, but in no event shall there be fewer than one (1) director.

                  6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt the bylaws of the Corporation and to amend or repeal any provision thereof except a provision adopted by the stockholders and declared as part of such adoption to be amendable or repealable only by the stockholders.

                  7. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

                  8. The Corporation shall exist perpetually.

                  9. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission on the part of such director occurring prior to such amendment or repeal.

                  10. The private property, whether real or personal, of directors and officers of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                  11. The Corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended.

                  12. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned authorized officer of SATO Travel Holding Co., Inc. hereby executes and delivers this Amended and Restated Certificate of Incorporation on this __ day of June, 2001, and affirms under the penalties of perjury that this instrument is the act and deed of the Corporation and that the facts stated herein are true.



                                            SATO TRAVEL HOLDING CO., INC.

                                            By:______________________________

                                               Name:

                                               Title:

                                   EXHIBIT 1.5

                       Directors of Surviving Corporation

Edward S. Adams
Robert C. Griffith
Eugene A. Over, Jr.

                                   EXHIBIT 1.6

                        Officers of Surviving Corporation

Lawrence A. Hough
Co-Chairman, President and CEO

Timothy G. Greene
Vice President and General Counsel

Dwight L. Bush
Vice President and Chief Financial Officer

Michael J. Premo
Vice President, Strategic Relations

Denise R. McShea
Vice President, Military & Government Operations

Walter H. Lubsen, Jr.
Vice President and Chief Information Officer

Jana L. Hernandes
Vice President, Commercial Operations

Marc R. Stec
Vice President, Contracts and Proposals

Jeffrey W. Salinger
Vice President

Eugene A. Over, Jr.
Vice President

John S. Coffman
Vice President

Jill M. Felzan
Treasurer

Deborah R. Clarken
Corporate Secretary

                                  EXHIBIT 6.13

                              Employment Agreement

Lawrence A. Hough

                                 SCHEDULE 10.15

                          Required Third Party Consents


None